Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-200745

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 23, 2015)

Transferable Warrants to Purchase up to 3,331,483 Shares
of Series A Common Stock
and the Shares Issuable pursuant to such Warrants

We are distributing, at no charge, to holders of our common stock, except for BioTime, Inc., our majority shareholder, transferable Warrants to purchase an aggregate of up to 3,331,483 shares of our Series A common stock, par value $0.0001 per share (the “common stock”).  We refer to this distribution as the “Warrant distribution.” You will receive one Warrant to purchase one share of common stock at a price of $5.00 per share for every five shares of common stock that you owned as of 5:00 p.m. New York City time on the record date of April 11, 2016 (with the total number of Warrants issuable to each shareholder rounded down to avoid the issuance of fractional warrants).

American Stock Transfer & Trust Company, LLC will serve as the warrant agent for the Warrant distribution. If you want to exercise your Warrant and you are the record holder of Warrants, we recommend that you submit your exercise documents to the Warrant agent before the expiration of the Warrants.  If you want to exercise your Warrant and you hold Warrants through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your exercise documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.  For a detailed discussion, see “The Warrant distribution—The Warrants.”

Your receipt of the Warrants may be taxable under U.S. federal tax laws.  You are urged to consult your own tax advisor with respect to your particular tax consequences resulting from the receipt of the Warrants.  Please see “Material U.S. Federal Income Tax Consequences” for further information on the tax treatment of the Warrant distribution.

You should carefully consider whether to exercise your Warrants prior to the expiration of the Warrants.  All exercises of Warrants are irrevocable.  We are not making any recommendation regarding your exercise of the Warrants.

The Warrants and the shares of common stock issuable on their exercise, both of which are covered by this registration statement, are being distributed directly by us without the services of an underwriter or selling agent.

Once the Warrant distribution is completed, the Warrants will be transferable until their expiration. The Warrants have been approved for listing on the NYSE MKT (“NYSE MKT”) under the symbol “ASTWS.”

Our common stock is listed on the NYSE MKT under the symbol “AST.” On April 11, 2016 the last reported sale price for our common stock on the NYSE MKT was $4.17 per share.

Investing in our common shares involves risks.  See “Risk Factors” beginning on page S-18 of this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 11, 2016.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, dated January 23, 2015 are part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  Under the shelf registration statement, we will distribute, at no charge, to holders of our common stock as of the record date of April 11, 2016 except for BioTime, Inc., our majority shareholder, transferable Warrants to purchase an aggregate of up to 3,331,483 shares of our common stock.

We provide information to you about this Warrant distribution in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this Warrant distribution; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this distribution.  Generally, when we refer to this “prospectus supplement,” we are referring to both documents combined.  If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.  However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and in any free writing prospectus supplement that we may authorize for use in connection with this distribution.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and in any free writing prospectus supplement that we may authorize for use in connection with this distribution, is accurate only as of the date of those respective documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.  You should read this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and any free writing prospectus supplement that we may authorize for use in connection with this distribution, in their entirety before making an investment decision.  You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

We are distributing our Warrants only in jurisdictions where offers and sales are permitted.  We will not mail this prospectus supplement or Warrants certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address.  The warrant agent will hold these Warrants certificates for their account.  To exercise Warrants, our foreign stockholders must notify the warrant agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the Warrant and demonstrate to the satisfaction of the warrant agent that the exercise of such warrants does not violate the laws of the jurisdiction of such stockholder.  This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context requires otherwise, the words “Asterias,” “we,” the “company,” “us” and “our” refer to Asterias Biotherapeutics, Inc., and the term “you” refers to a prospective investor.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, include trademarks, service marks and trade names owned by us or others.  Asterias Biotherapeutics, the Asterias Biotherapeutics logo and other trademarks of Asterias Biotherapeutics appearing in this prospectus supplement are the property of Asterias Biotherapeutics.  All other trademarks, service marks and trade names in this prospectus supplement are the property of their respective owners.  We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus supplement or the accompanying prospectus.

QUESTIONS AND ANSWERS RELATING TO THE WARRANT DISTRIBUTION

The following are examples of what we anticipate will be common questions about the Warrant distribution.  The answers are based on selected information from this prospectus supplement and the documents incorporated by reference herein.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Warrant distribution.  This prospectus supplement and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the Warrant distribution and provide additional information about us and our business, including potential risks related to the Warrant distribution, our common stock and our business.

What is the Warrant distribution?

We will distribute, at no charge, to holders of our common stock as of the record date of April 11, 2016 except for BioTime, Inc. (“BioTime”), our majority shareholder, transferable Warrants to purchase an aggregate of up to 3,331,483 shares of our common stock.  The Warrants will be evidenced by Warrants certificates.

What is each Warrant?

Each Warrant gives the holder the opportunity to purchase one share of our common stock at a price of $5.00 per share.  In the Warrant distribution, we will grant to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one Warrant to purchase one share of common stock for every five shares of our common stock you owned at that time, except that BioTime our largest shareholder has agreed to forego their right to receive any distribution of Warrants.  No fractional Warrants will be distributed and no fractional shares will be issued.  For example, if you owned 104 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 20 Warrants (rounded down from 20.8) and would have the right to purchase 20 shares of common stock at a price of $5.00 per share with your Warrants if you exercise on or before September 30, 2016, the expiration date.  You may exercise any whole number of your Warrants, or you may choose not to exercise any Warrants.  In order to properly exercise your Warrant, you must deliver the exercise payment and a properly completed Warrants certificate, or if you hold your Warrants through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder related to your Warrant prior to the expiration of the Warrant.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or “DTC,” DTC will issue the appropriate number of Warrants to your nominee.  The Warrant can be exercised to purchase one share of our common stock for $5.00 per share until September 30, 2016, the expiration date.  As in the example above, if you owned 104 shares of our common stock on the record date, you would receive 20 Warrants (rounded down from 20.8 Warrants) and would have the right to purchase 20 shares of common for a price of $5.00 per share.

Will fractional Warrants or fractional shares be issued?

No fractional Warrants will be distributed and no fractional shares will be issued.  Any fractional Warrants issuable pursuant to the Warrant distribution resulting from the number of shares you own as of the record date will be eliminated by rounding down to the nearest whole Warrant.  For example, if you owned 104 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 20 Warrants (rounded down from 20.8 Warrants) and would have the right to purchase 20 shares of common stock with your Warrants.

What will the use of proceeds from the Warrant exercise be?

We expect proceeds from the Warrant exercise to be used for working capital and general corporate purposes.  See “Use of Proceeds.”

Am I required to exercise all of the Warrants I receive in the Warrant distribution?

No.  You may exercise any whole number of your Warrants, or you may choose not to exercise any Warrants.  If you do not exercise any Warrants, the number of shares of our common stock you own will not change.  However, if you choose not to exercise your Warrants, your ownership interest in the Company will be diluted by the issuance of shares to others who do choose to exercise their Warrants.

How soon must I act to exercise my Warrants?

The Warrants may be exercised at any time prior to the expiration of the Warrant.  The Warrants will expire at 5:00 p.m. New York City time on September 30, 2016.

If you elect to exercise any Warrants, the warrant agent must actually receive all required documents and payments from you prior to the expiration of the Warrants.  If your required exercise documentation is received by the warrant agent after the expiration of the Warrant, we may, in our sole discretion, choose to accept your exercise, but we shall be under no obligation to do so.  We may extend the expiration of the Warrants in our sole discretion.

When will I receive my Warrants certificate?

As soon as practicable after the record date of April 11, 2016, we will distribute the Warrants and Warrants certificates to individuals who owned shares of our common stock as of 5:00 p.m., New York City time, on the record date based on our stockholder registry maintained at the transfer agent for our common stock.  If you hold your shares of common stock in “street name” through a broker, dealer, custodian bank or other nominee, you will not receive an actual Warrants certificate.  Instead, as described in this prospectus supplement, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise Warrants on your behalf.  If you wish to obtain a separate Warrants certificate, you should promptly contact your broker, dealer, custodian bank or other nominee and request a separate Warrants certificate.  It is not necessary to have a physical Warrants certificate to elect to exercise your Warrants if your shares are held by a broker, dealer, custodian bank or other nominee.

May I transfer my Warrants and will the Warrants be listed on a stock exchange or national market?

Yes.  The Warrants will be transferable at any time after completion of the distribution and prior to September 30, 2016, when they will expire.  The Warrants have been approved for listing on the NYSE MKT under the symbol “ASTWS.”  However, the Warrants are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the Warrants or the market value of the Warrants.  Furthermore, there can be no assurances that the Warrants will maintain the minimum listing requirements for continued listing.

Can we extend the Warrants?

We may decide to extend the expiration of the Warrant for additional periods at our sole discretion.

How do I exercise my Warrants? What forms and payment are required to purchase shares of common stock?

If you wish to exercise your Warrants, you must take the following steps:

•	deliver payment to the warrant agent using the methods outlined in this prospectus supplement before the expiration time of the Warrants, which is currently expected to be 5:00 p.m., New York City time, on September 30, 2016, but is subject to adjustment as described above; and

•	deliver a properly completed Warrants certificate to the warrant agent before this expiration time.

If you cannot deliver your Warrants certificate to the warrant agent prior to the expiration of the Warrant, you may follow the guaranteed delivery procedures described under “The Warrant —Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Warrants to the full extent possible based on the amount of the payment received.

When will I receive my new shares?

If you purchase shares of our common stock through the exercise of your Warrants, you will receive your new shares as soon as practicable.

After I send in my payment and Warrants certificate, may I cancel my exercise of Warrants?

No.  All exercises of Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrants and even if we extend the expiration of the Warrants.  You should not exercise your Warrants unless you are certain that you wish to purchase additional shares of our common stock.

What should I do if I want to exercise my Warrants but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own.  The record holder must exercise the Warrants on your behalf for the shares of our common stock you wish to purchase.

If you wish to exercise your Warrants and purchase shares of our common stock, please promptly contact the record holder of your shares.  We will ask your broker, dealer, custodian bank or other nominee to notify you of the Warrant distribution.  You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other Warrant distribution materials.

How many shares of our common stock will be outstanding after the Warrant distribution?

We expect that, as of the record date, we will have 38,404,984 shares of our common stock issued and outstanding and the numbers set forth in this paragraph are based on that expectation.  If all the distributed Warrants are exercised prior to expiration, we will issue an aggregate of 3,331,483 shares in connection with the Warrant distribution, and we would have an aggregate of 41,736,467 shares outstanding thereafter.  Please see “The Warrant Distribution.”

Are any of the Company’s officers or directors participating in the Warrant Distribution?

Certain of our officers and directors are current shareholders of Asterias, and will receive Warrants in this distribution.  To our knowledge, none our officers or directors have indicated whether or not they will exercise Warrants received in this distribution.

Have any other stockholders indicated that they will exercise their Warrants?

To our knowledge, none of our other stockholders have indicated whether or not they will exercise Warrants received in this distribution.

Are there risks in exercising my Warrants?

Yes.  The exercise of your Warrants involves risks.  Exercising your Warrants involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein.

How do I exercise my Warrants if I live outside the United States?

We will not mail this prospectus supplement or the Warrants certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address.  The warrant agent will hold the Warrants certificates for their account.  To exercise Warrants, our foreign stockholders must notify the Warrant agent and timely follow the procedures described in “The Warrant Distribution—Foreign Stockholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue Warrants to you or to issue shares to you if you exercise your Warrants.  If you hold your shares through a nominee and exercise your Warrants through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising Warrants?

For U.S. federal income tax purposes, the Warrant distribution should be treated as a distribution described in Section 305(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “disproportionate distribution”).  As a result, the Warrants that a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”) receives in the Warrant distribution should be treated as a taxable distribution in an amount equal to the fair market value of the Warrants on the date of the Warrant distribution. Such distribution would be treated as a dividend to the extent of our current and accumulated earnings and profits, if any, with any excess being treated by the U.S. holder as a tax-free return of capital to the extent thereof, and then as capital gain.  A U.S. holder will not recognize gain or loss on the exercise of the Warrants received in the Warrant distribution.  You are urged to consult your own tax advisor with respect to your particular tax consequences resulting from the receipt and disposition or exercise of the Warrants and the receipt, ownership and disposition of our common stock.  Please see “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the Warrant distribution.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your exercise documents, Warrants certificate, notices of guaranteed delivery and exercise payment to that record holder.  If you are the record holder, then you should send your exercise documents, Warrants certificate, notices of guaranteed delivery and exercise payment by hand delivery, first class mail or courier service to:

By hand, overnight courier or mail:

American Stock Transfer & Trust Company, LLC
Attn:  Reorganizations Group/Warrant Exercise
6201 15th Avenue
Brooklyn NY 11219

You are solely responsible for completing delivery of your exercise documents, Warrants certificate and payment to the warrant agent or, if you are not a record holder to your broker, dealer, custodian bank or other nominee.  We urge you to allow sufficient time for delivery of your exercise materials to the warrant agent or your broker, dealer, custodian bank or other nominee.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the warrant agent, American Stock Transfer & Trust Company, LLC, at (800) 937-5449.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this distribution and information appearing elsewhere in this prospectus supplement or the accompanying prospectus and in the documents we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement.  Before you decide to invest in our securities, to fully understand this distribution and its consequences to you, you should carefully read the entire prospectus supplement carefully, including the matters set forth under the caption “Risk Factors” beginning on page S-18 of this prospectus supplement and page 7 of the accompanying prospectus, and the consolidated financial statements and related notes included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein and therein.

Business Overview

Asterias is a clinical-stage biotechnology company focused on developing and commercializing novel therapies in the emerging fields of cell therapy and regenerative medicine. We have two core technology platforms. The first is an immunotherapy platform to teach cancer patients’ immune systems to attack their tumors. The second is pluripotent stem cell platform. Pluripotent cells are a type of stem cell capable of becoming all of the cell types in the human body. We are focused on developing therapies to treat conditions with high unmet medical needs and inadequate available therapies, with an initial focus on the therapeutic areas of oncology and neurology.

In October of 2013, we acquired intellectual property, cell lines, preclinical and clinical data, and other assets from Geron Corporation ("Geron") and also acquired rights to use certain human embryonic stem ("hES") cell lines and to practice certain patents from our parent company, BioTime, Inc. ("BioTime"). From the assets acquired in these transactions, we have prioritized the development of our two core technology platforms. From our immunotherapy platform, we are developing two programs. AST-VAC1 (telomerase loaded, autologous dendritic cells) which could teach a patient's own cells to recognize and fight cancer cells in acute myelogenous leukemia (AML). Together with our collaboration partner, Cancer Research United Kingdom (“CRUK”) we are also developing AST-VAC2 (telomerase loaded, allogeneic dendritic cells), derived from pluripotent stem cells which could provide 'off the shelf' cells that will teach a patient's immune system to recognize and fight cancer cells, in non-small cell lung cancer. We believe that our immunotherapy programs have potential for application in additional cancer indications. From our pluripotent stem cell platform we are developing AST-OPC1, oligodendrocyte progenitor cells, in an initial clinical indication of spinal cord injury, with potential for later expansion into other neurodegenerative diseases such as stroke and multiple sclerosis.

Products Under Development

Product Candidates

AST-VAC1 and AST-VAC2, Cancer Vaccine Candidates Targeting Telomerase

We are developing two experimental immunotherapeutic programs, AST-VAC1 and AST-VAC2, each designed to attack cancer cells by targeting the cancer cell’s expression of telomerase. Both product candidates use an immune cell type known as dendritic cells to stimulate immune responses to telomerase. Dendritic cells are antigen processing and presenting cells which are potent initiators of a cellular and antibody-mediated immune response Telomerase is a ubiquitous cancer antigen, expressed at high levels in nearly all human cancers, but at very low levels or not at all in normal human cells. The premise underlying these vaccines is to “teach” the patient’s own immune system to attack cancer cells while sparing other normal healthy cells.

AST-VAC1: Autologous Telomerase-loaded, Dendritic Cells

AST-VAC1 is an autologous product candidate, or a product that is derived from cells that come from the treated patient. AST-VAC1 consists of mature antigen-presenting dendritic cells pulsed with RNA for the protein component of human telomerase (“hTERT”) and a portion of a lysosomal targeting signal ("LAMP"). LAMP directs the telomerase RNA to the lysosome, the subcellular organelle that directs the RNA to a particular part of the cell membrane. AST-VAC1 is injected into the patient’s skin, with the objective of the dendritic cells to travel to the lymph nodes and instruct cytotoxic T-cells to kill tumor cells that express telomerase on their surface.

A Phase 2 clinical trial of AST-VAC1 was conducted at six U.S. medical centers in patients with acute myeloid leukemia (“AML”) in complete clinical remission. The trial examined the safety and feasibility of a prime-boost vaccination regimen (an initial injection ("prime") followed by multiple additional injections ("boost") to generate and extend the duration of telomerase immunity. This trial completed patient enrollment in December 2009. Thirty three patients with AML entered the study in their first or second complete remission. Prior to or shortly after completing consolidation chemotherapy, patients underwent leukapheresis, a process of collecting of white blood cells directly from the patient. AST-VAC1 was produced at a centralized manufacturing facility from the patient-specific white blood cells. Patient blood cells were differentiated to dendritic cells in culture, modified to express telomerase linked to the LAMP targeting signal, aliquoted and cryopreserved. AST-VAC1 was released for patient dosing contingent on several product specifications that included identity of mature dendritic cells, confirmation of telomerase expression, number of viable cells per dose after thawing, and product sterility.

AST-VAC1 was successfully manufactured and released in 24 out of the 33 patients enrolled in the study. Three patients progressed prior to vaccination, therefore only 21 of the 24 patients for whom AST-VAC1 was successfully manufactured and released received vaccine. The 21 patients were vaccinated weekly for six weeks, with AST-VAC1 administered intra-dermally (injection into the skin), followed by a non-treatment period of four weeks, and then subsequent boost injections every other week for 12 weeks. Monthly extended boost injections were then administered until the vaccine product supply was depleted or the patient relapsed.

Twenty-one patients received AST-VAC1 in the study, including 19 in clinical remission and two in early relapse. AST-VAC1 was found to have a favorable safety and tolerability profile in this study over multiple vaccinations, with up to 32 serial vaccinations administered (median = 17). Idiopathic thrombocytopenic purpura (bleeding into the skin caused by low platelets in blood) (grade 3-4) was reported in one patient. Other toxicities (grade 1-2) included rash or headache. These data from the trial were presented at the December 2010 American Society of Hematology annual meeting.

Patient immune response to telomerase after vaccination with AST-VAC1 was evaluated using a test called the enzyme-linked immunosorbent spot (“ELISPOT”) assay to measure the presence of activated T-cells specific to hTERT. Positive immune responses were detected in 55% of patients.

We have performed follow-up data collection on the 19 patients treated in complete remission to determine the long term effects of the AST-VAC1 administration on remission duration and disease-free survival. The results of this data collection were reported in an oral presentation at the American Society of Clinical Oncology annual meeting in May 2015. Eleven of 19 patients (58%) remained in complete remission at a median follow-up of 52 months. These results compare to historical data suggesting that between 20-40% of patients would be expected to be relapse free at 3-4 years. Additionally, of the 7 patients in the higher risk over 60 year old group, 4 (57%) remained relapse free at a median follow up of 54 months. Historically, relapse free survival rates in this population have been 10-20% at 3-4 years. We are in the process of preparing a manuscript describing our findings, and performing certain process development, clinical and regulatory activities.

We have conducted an End of Phase 2 meeting with the FDA with the goal of reviewing the proposed clinical development plan for AST-VAC1. In February 2016, we announced that the FDA indicated general agreement with Asterias' proposed development plan for registration of AST-VAC1 through a single Phase 3 trial to support an accelerated development pathway and BLA filing. In this study, Asterias will assess the impact of AST-VAC1 compared to placebo on the duration of relapse-free-survival as the primary endpoint, and on overall survival as the secondary endpoint in patients who have achieved complete remission using standard therapies. The proposed trial will include AML patients 60 years and older, along with younger individuals who are at high risk for relapse and are not candidates for allogeneic bone marrow transplantation. Pending positive results, this trial could be the basis for accelerated approval of AST-VAC1. We currently plan to submit a request for a Special Protocol Assessment (SPA) to the FDA to confirm the primary endpoint and other design elements of this pivotal Phase 3 trial.

AST-VAC2: hES Cell-Derived Allogeneic Dendritic Cells

AST-VAC2 is an allogeneic, or non-patient specific, cancer vaccine candidate designed to stimulate patient immune responses to telomerase. AST-VAC2 is produced from hES cells and can be modified with any antigen. We believe that the use of hES, as opposed to collecting and using the patient’s own blood, as the starting material for AST-VAC2 provides a scalable system for the production of a large number of vaccine doses in a single lot. Allogeneic vaccine production has the potential to have lower manufacturing costs, “off-the-shelf” availability and broader patient availability, and ensure product consistency. In addition, we believe that this approach has the potential to stimulate a more robust immune response through an adjuvant effect of the immune mismatch between the genetic makeup of AST-VAC2 and patients. Further, we believe AST-VAC2 may be synergistic with immune checkpoint inhibitors currently in development for many cancer indications. This is because immune checkpoint inhibitors function by relieving suppressive mechanisms exerted on T-cells by the tumor, whereas AST-VAC2 is designed to specifically target the T-cells to attack the telomerase expressing tumor cells.

Product Development Strategy for AST-VAC2

During September 2014, we entered into a Clinical Trial and Option Agreement with Cancer Research UK (“CRUK”) with CRUK and Cancer Research Technology Limited, (“CRT”), a wholly-owned subsidiary of CRUK the “CRUK Agreement”. Under the CRUK Agreement, CRUK has agreed to fund Phase 1/2 clinical development of our AST-VAC2 product candidate loaded with the same LAMP-telomerase construct we have used in AST-VAC1. Under the terms of the CRUK Agreement, we are responsible, at our own cost, for completing process development and manufacturing scale-up of the AST-VAC2 manufacturing process and transferring the resulting cGMP-compatible process to CRUK. CRUK is responsible, at its own cost, for manufacturing clinical grade AST-VAC2 and for carrying out the Phase 1/2 clinical trial of AST-VAC2.

In January 2016 we announced that we had completed the technology transfer of the AST-VAC2 manufacturing process to CRUK. CRUK is now verifying and scaling up the production of AST-VAC2 in their facility in preparation for pilot and full cGMP campaigns. Upon successful completion of AST-VAC2 production campaigns, Cancer Research UK’s Centre for Drug Development (“CDD”) will submit a Clinical Trial Authorization application to the UK regulatory authorities for the Phase 1/2 clinical trial in non-small cell lung cancer, which will be sponsored, managed and funded by CDD. The clinical trial will examine the safety, immunogenicity and activity of AST-VAC2 and position the immunotherapy to be tested for numerous clinical indications. We will continue to serve in a collaborative and advisory role with CRUK throughout this process.

Upon completion of the Phase 1/2 study, we will have an exclusive first option to acquire the data generated in the trial. If we exercise that option we will be obligated to make payments upon the execution of the license agreement, upon the achievement of various milestones, and then royalties on sales of products. In connection with the CRUK Agreement, we sublicensed to CRUK for use in the clinical trials and product manufacturing process certain patents that have been licensed or sublicensed to us by third parties. We would also be obligated to make payments to those licensors and sublicensors upon the achievement of various milestones, and then royalties on sales of products if AST-VAC2 is successfully developed and commercialized.

AST-OPC1 Glial Progenitor Cells

Our AST-OPC1 product candidate is comprised of oligodendrocyte progenitor cells, which are cells that become oligodendrocytes after injection, derived from a cGMP master cell bank of undifferentiated hES cells that has been fully qualified for human use. These cells, which are stored frozen until ready for use, are produced under cGMP conditions and screened for adventitious agents.

Oligodendrocytes are nature’s neuronal insulating cells. Like the insulation covering an electrical wire, oligodendrocytes enable the conduction of electrical impulses along nerve fibers throughout the central and peripheral nervous system. They are also known to promote neural growth, as well as induce blood vessel formation around nerve axons. AST-OPC1 cells reproduce all of the natural functions of oligodendrocytes in animal models, including: producing myelin that wraps around nerve fibers; producing neurotrophic factors which encourage neuro-regeneration and sprouting of new nerve endings, and inducing new blood vessels which provide nutrients and remove waste matter from neural tissue as it functions in the body.

The pathology of spinal cord injury involves extensive loss of the myelin sheath produced by oligodendrocytes at the site of injury.

There are currently no drugs approved by the United States Food and Drug Administration (“FDA”) specifically for the treatment of spinal cord injury, although methylprednisolone, a corticosteroid generally used as an anti-inflammatory drug, is sometimes prescribed on an off-label basis to reduce acute inflammation in the injured spinal cord immediately after injury. It is believed that in order to effect substantial benefit in treating this complex injury, multiple mechanisms of action are required, such as re-myelination of the demyelinated axons, generation of new blood vessels to repair the ischemic damage from injury, and the presence of biologics that cause neuro-sprouting or new nerve growth to enable the severed axons to repair. In studies to date, AS-OPC1 cells have been shown to exhibit all three effects.

Multiple studies in a validated rat model of spinal cord injury have been performed using AST-OPC1. These studies have shown that a single injection of AST-OPC1 cells at the site of injury produces durable re-myelination, new blood vessel formation, and new neuronal sprouting, all of which result in sustained and significant improvement in the animal’s locomotion within several months after injection. These data provided the rationale to initiate testing of AST-OPC1 to treat acute spinal cord injury in humans.

Phase I Safety Trial

After FDA authorization, AST-OPC1 was tested in patients with acute spinal cord injury beginning in October 2010. The trial was an open label design conducted at seven U.S. neuro-trauma sites. Five subjects were treated in the trial, each of whom had a sub-acute functional complete thoracic (chest) spinal cord lesion. Patients enrolled in the study received a single dose of 2 x 10 6 cells at the injury site between seven and 14 days after injury. All subjects received temporary low dose immune suppression treatment for 60 days. The primary endpoint of the study was safety, with secondary endpoints of neurologic function assessed by five different validated measures of sensory and motor function. Each subject received a screening MRI, and if treated and entered into the treatment protocol, received eight follow-up MRIs in the first year and multiple physical exams and laboratory testing. The patients then entered a separate protocol after the first year which will follow them intermittently over a period of 15 years.

As of March 23, 2016, the first patient has completed all five years of their follow-up data set and the remaining 4 patients have completed their four year follow-up data set. No surgical complications during or post-surgery have been observed, and there have been no significant adverse events to date in any patient attributable to the AST-OPC1 product, the surgery to deliver the cells, or the immunosuppressive regimen. There have been five minor adverse events possibly related to AST-OPC1 such as transient fever and nerve pain. There have been no unexpected neurological changes to date, nor has there been evidence of adverse changes or cavitation on multiple MRIs. MRI results in four of the five subjects are consistent with prevention of lesion cavity formation. Immune monitoring, conducted in some of the patients, has not detected any evidence of immune responses to AST-OPC1 at time periods of up to one year post-transplant.

Phase I/IIa Dose Escalation Study: Subjects with Neurologically Complete Cervical Spinal Cord Injuries

Based on the results of the completed Phase I trial of AST-OPC1 in thoracic Spinal Cord Injury (“SCI”), we obtained permission from the FDA in August 2014 to initiate a Phase I/IIa dose escalation trial in patients with neurologically complete cervical spinal cord injuries. Individuals with neurologically complete cervical SCI have an enormous unmet medical need due to the loss of function in all four limbs as well as multiple additional impairments such as impaired bowel and bladder function, reduced sensation, spasticity, sudden changes in blood pressure, deep vein thrombosis, sexual dysfunction, increased infections, skin pressure sores, and chronic pain. These individuals frequently require significant assistance for their care and activities of daily living. One recent published study estimated the lifetime costs of care for a person who suffers a cervical SCI at age 25 to be $4.2 million (Y. C. Cao and M. J. DeVivo (2009)).

Scientifically, the injured cervical spinal cord is a much better location than the upper or middle thoracic spinal cord to test the safety and potential activity of AST-OPC1. This is partly due to the fact that damaged and demyelinated nerve axons in thoracic injuries need to regrow over several spinal segments in order to restore neural function. In contrast, damaged and demyelinated nerve axons in cervical injuries only need to regrow a short distance to restore neural function.

We initiated enrollment of the Phase I/IIa dose escalation trial of AST-OPC1 in patients with complete cervical injuries in March 2015. The trial is designed to assess safety and activity of three escalating doses of AST-OPC1 in complete cervical SCI, the first targeted indication for AST-OPC1. The trial is an open-label, single-arm study in patients with sub-acute, C-5 to C-7, neurologically complete cervical SCI. These individuals have lost all sensation and movement below their injury site with severe paralysis of the upper and lower limbs. AST-OPC1 will be administered 14 to 30 days post-injury. Patients will be followed by neurological exams and imaging methods to assess the safety and activity of the product. We completed enrollment in the first (2 million cells) dose cohort in August 2015. No serious adverse events related to AST-OPC1, the administration procedure, or the immunosuppressive regimen have been observed to date. We are currently open for enrollment in the second (10 million cells) cohort. Following collection of initial safety data from this second dose cohort, we plan to seek FDA concurrence to increase the robustness of the proof of concept in the Phase I/IIa clinical trial by expanding enrollment. Asterias has received a Strategic Partnerships Award grant from the California Institute for Regenerative Medicine, which provides for up to $14.3 million of non-dilutive funding for the Phase I/IIa clinical trial and other product development activities for AST-OPC1, subject to achieving certain milestones.

Additionally, in February 2016, we announced that the FDA had granted our application for Orphan Drug Designation of AST-OPC1 for the treatment of acute spinal cord injury.

AST-OPC1 CIRM Grant

The California Institute for Regenerative Medicine, or CIRM, provided us a Strategic Partnerships Award grant that provides for up to $14.3 million of non-dilutive funding for the Phase I/IIa clinical trial and other product development activities for AST-OPC1, subject to achieving certain milestones. The grant will provide partial funding for the SCIStar study and for product development efforts to refine and scale manufacturing methods to support commercialization. Under our amended agreement effective March 2, 2016, CIRM will disburse the grant funds to us contingent on our achievement of certain specific progress milestones. As the distributions of the CIRM grant are subject to meeting certain milestones, there can be no assurance that we will receive the entire amount granted. In addition, pursuant to the Award, we agreed to notify and report to CIRM information relating to serious adverse events, studies, press releases clinical trial information and routine communications in accordance with an agreed schedule.

As of March 28, 2016, we have received $7.8 million of payments from CIRM, and recent progress on the Phase l/2a dose escalation trial for OPC-1 is expected to result in a further $2.5 million payment under the terms of the existing CIRM award grant.

Failure to timely achieve milestones or otherwise satisfy CIRM regarding any delay could lead CIRM to suspend payments. The foregoing description of our arrangement with CIRM is a summary only and is qualified by reference to the Notice of Grant Award, dated as of October 16, 2014, the Amendment to Notice of Grant Award, dated as of November 26, 2014, and Amendment No. 2 to the Notice of Grant Award, dated as of March 2, 2016 between us and CIRM.

We will need to raise additional capital in order to conduct the Phase I/IIa clinical trial and any subsequent clinical trial and product development work. We intend to apply for a supplementary CIRM grant to provide funding for the clinical trial expansion.

Corporate Information

We are a Delaware corporation.  Our corporate headquarters are located at 6300 Dumbarton Circle Fremont, California 94555 and our telephone number is (510) 456-3800.  We are currently a majority-owned and controlled subsidiary of BioTime, Inc.  We maintain a website at http://www.asteriasbiotherapeutics.com.  Information contained on or linked to our website is not a part of this prospectus supplement summary.  Our Series A Shares are listed on the NYSE MKT, where our symbol is “AST”.

The Warrant Distribution

The following summary describes the principal terms of the Warrant distribution, but is not intended to be complete.  See the information under the heading “The Warrant distribution” in this prospectus supplement for a more detailed description of the terms and conditions of the Warrant distribution.

Securities Offered
Subject to the conditions described in this prospectus supplement, we are distributing, at no charge, to our stockholders (except for BioTime), transferable Warrants to purchase an aggregate of up to 3,331,483 shares of our common stock.  Holders of our common stock will receive one Warrant to purchase common stock for every five shares of common stock owned at 5:00 p.m., New York City time, as of the record date set forth below, (with the total number of Warrants issuable rounded down to avoid the issuance of fractional Warrants).  For a summary of the treatment of outstanding Warrants to purchase shares of common stock in the Warrant Distribution, see “—Treatment of Warrants” below.

Record Date	April 11, 2016

Exercise Price	$5.00 per share, payable in cash. To be effective, any payment related to the exercise of a Warrant must clear prior to the expiration of the Warrant.

Expiration of the Warrant
The Warrants will expire at 5:00 p.m., New York City time, on September 30, 2016.  We may extend the expiration of the Warrants in our sole discretion.  If your required Warrant exercise documentation is received by the Warrant agent after the expiration of the Warrant, we may, in our sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

Use of Proceeds	We expect proceeds from exercised Warrants to be used for working capital and general corporate purposes. See “Use of Proceeds.”

Transferability of Warrants
The Warrants will be transferable during the life of the Warrant.  The Warrants have been approved for listing on the NYSE MKT under the symbol “ASTWS”.  However, the Warrants are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the Warrants or the market value of the Warrants.  Furthermore, there can be no assurances that the Warrants will maintain the minimum listing requirements for continued listing.

No Board Recommendation
We are making no recommendation regarding your exercise of the Warrants.  You are urged to make your decision based on your own assessment of our business and the Warrant value.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation
All exercises of Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrants and even if we extend the expiration of the Warrant.  You should not exercise your Warrants unless you are certain that you wish to purchase additional shares of our common stock.

U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, the Warrant distribution should be treated as a distribution described in Section 305(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “disproportionate distribution”). The Warrants that a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”) receives in the Warrant distribution should be treated as a taxable distribution in an amount equal to the fair market value of the Warrants on the date of the Warrant distribution. Such distribution would be treated as a dividend to the extent of our current and accumulated earnings and profits, if any, with any excess being treated by the U.S. holder as a tax-free return of capital to the extent thereof, and then as capital gain.   You are urged to consult your own tax advisor with respect to your particular tax consequences resulting from the receipt and disposition or exercise of the Warrants and the receipt, ownership and disposition of our common stock.  For further information on the treatment of the Warrant distribution, please see “Material U.S. Federal Income Tax Consequences.”

Extension or Amendment
The period for exercising your Warrants may be extended by us in our sole discretion.  We may extend the expiration date of the Warrant by giving oral or written notice to the Warrant agent on or before the scheduled expiration date.  If we elect to extend the expiration of the Warrant, we will issue a press release announcing such extension.

Procedures for Exercising Warrants
To exercise your Warrants, you must complete the Warrants certificate and deliver it to the warrant agent, American Stock Transfer & Trust Company, LLC, together with full payment for all the Warrants you elect to exercise.  You may deliver such exercise documents and payments by mail or commercial carrier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested or, if you are not a record holder, to your broker, dealer, custodian bank or other nominee.

If you cannot deliver your Warrants certificate to the warrant agent prior to the expiration of the Warrant, you may follow the guaranteed delivery procedures described under “The Warrant Distribution—Guaranteed Delivery Procedures.”

Warrant agent	American Stock Transfer & Trust Company, LLC

Shares Outstanding Before the Record Date	We had 38,404,984 shares of our common stock issued and outstanding as of the record date.

Shares Outstanding After Warrant Exercise
If all the distributed Warrants are exercised, meaning that we issue the maximum possible number of shares of common stock upon exercise of Warrants, we will issue an aggregate of 3,331,438 shares in connection with the Warrant distribution in exchange for an aggregate exercise price of approximately $16.7 million.

Risk Factors
Stockholders considering making an investment by exercising Warrants or by purchasing Warrants in the open market or otherwise should carefully read and consider the information set forth in “Risk Factors” beginning on page S-18 of this prospectus supplement, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus supplement.

NYSE MKT Capital Market Trading Symbol
Our common stock trades on the NYSE MKT under the trading symbol “AST” and we have applied to list the shares to be issued in connection with any exercised Warrants, on the NYSE MKT under the same symbol.  The Warrants have been approved for listing on the NYSE MKT under the symbol “ASTWS.”  As a result, you may transfer or sell your Warrants if you do not want to purchase any shares of our common stock.  However, the Warrants are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the Warrants or the market value of the Warrants. Furthermore, there can be no assurances the Warrants will maintain the minimum listing requirements for continued listing.

RISK FACTORS

Investing in our securities involves a high degree of risk.  Prior to making a decision about investing in our securities, you should carefully consider the risks described in, or incorporated by reference in, this prospectus supplement, including the risks described below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, our subsequent Quarterly Reports on Form 10-Q, and in any other reports that we file with the SEC, along with the other information included or incorporated by reference in this prospectus supplement, in evaluating an investment in our common stock.  The information included or incorporated by reference in this prospectus supplement may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.  For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

The risks and uncertainties described in this prospectus supplement and the documents incorporated by reference in this prospectus supplement are not the only ones facing us.  Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business.  If any of the risks and uncertainties described in this prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way.  As a result, the trading price of our common stock and/or the value of any other securities we may issue may decline, and you might lose part or all of your investment.

Risks Related to the Warrant Distribution

The market price of our common stock is volatile and may decline before or after the Warrants expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control.  These factors include, among other things, macroeconomic conditions, industry trends and customer demands, competition, and the other factors discussed in these risk factors and under “Cautionary Note Regarding Forward-Looking Statements.”

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your Warrants.  If that occurs, you may have committed to buy shares of our common stock by exercising your Warrants at a price greater than the prevailing market price, and could have an immediate unrealized loss.  Moreover, we cannot assure you that following the exercise of your Warrants you will be able to sell your common stock at a price equal to or greater than the exercise price.  Until shares are delivered upon exercise of the Warrants, you will not be able to sell the shares of our common stock that you purchase in the Warrant exercise.  Certificates representing shares of our common stock purchased will be delivered as soon as practicable after exercise of your Warrants.  We will not pay you interest on funds delivered to the warrant agent pursuant to the exercise of Warrants.

The Warrant distribution may cause the price of our common stock to decrease.

If a substantial number of Warrants are exercised, and the holders of the shares received upon exercise of those Warrants choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

No prior market exists for the Warrants, and if you acquire Warrants in the open market, you may suffer a complete loss of your investment.

The Warrants will be transferable during the life of the Warrant.  The Warrants have been approved for listing on the NYSE MKT under the symbol “ASTWS,” and we anticipate that the Warrants will be listed upon completion of the Warrant distribution.  However, the Warrants are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the Warrants or the market value of the Warrants. Furthermore, there can be no assurances that the Warrants will maintain the minimum listing requirements for continued listing.

If you wish to sell your Warrants or the warrant agent tries to sell Warrants on your behalf in accordance with the procedures discussed in this prospectus supplement but such Warrants cannot be sold, or if you provide the warrant agent with instructions to exercise the Warrants and your instructions are not timely received by the warrant agent or if you do not provide any instructions to exercise your Warrants, the Warrants will expire and will be void and no longer exercisable.

Moreover, if you acquire Warrants in the open market or otherwise and the Warrants expire, the purchase price will not be refunded to you.  Accordingly, you may suffer a complete loss of your investment if you acquire Warrants.

The exercise price for the Warrants in this distribution is not an indication of the value of our common stock.

The exercise price of the Warrants is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock.  We cannot give any assurance that our common shares will trade at or above the Warrant exercise price in any given time period.  After the date of this prospectus supplement, our common stock may trade at prices above or below the exercise price.

Because our management will have broad discretion over the use of the proceeds from exercised Warrants, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We have complete discretion over the use of the proceeds from any exercised Warrants.  In addition, market factors may require us to allocate portions of the proceeds for other purposes.  Accordingly, you will be relying on our management with regard to the use of the proceeds from exercised Warrants, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

You may not revoke your Warrant exercise, even if we extend the expiration of the Warrants , and you could be committed to buying shares above the prevailing market price.

Once you exercise your Warrants, you may not revoke the exercise of such Warrants.  If we decide to exercise our option to extend the expiration of the Warrants, you still may not revoke the exercise of your Warrants.  The public trading market price of our common stock may decline before the Warrants expire.  If you exercise your Warrants and, afterwards, the public trading market price of our common stock decreases below the exercise price, you will have committed to buying shares of our common stock at a price above the prevailing market price.  Our common stock is traded on the NYSE MKT under the symbol “AST” and the last reported sales price of our common stock on the NYSE MKT on April 11, 2016 was $4.17 per share.  Following the exercise of your Warrants, you may be unable to sell your shares of our common stock at a price equal to or greater than the exercise price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the exercise instructions, your exercise of Warrants will be rejected.

Holders of Warrants that desire to purchase shares must act promptly to ensure that all required forms and payments are actually received by the warrant agent prior to the expiration of the Warrants.  If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the warrant agent prior to the expiration of the Warrants.  We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the warrant agent prior to the expiration of the Warrants.  If you fail to complete and sign the required exercise forms, send an incorrect payment amount or otherwise fail to follow the exercise procedures that apply to your Warrants prior to the expiration of the Warrants, the warrant agent will reject your election to exercise or accept it only to the extent of the payment and documentation received.  Neither we nor our warrant agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether an exercise election properly complies with the exercise procedures.

If you make payment of the exercise price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares through a Warrant exercise.

Any uncertified check used to pay for shares to be issued in a Warrant exercise must clear prior to the expiration date of the Warrants, and the clearing process may require five or more business days.  If you choose to exercise your Warrants, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this Warrant, you will not have satisfied the conditions to exercise your Warrants and will not receive the shares you wish to purchase.

You may not be able to immediately resell any shares of our common stock that you purchase pursuant to the exercise of Warrants.

If you exercise your Warrants, you may not be able to resell the common stock purchased by exercising your Warrants until you, or your broker, custodian bank or other nominee, if applicable, have received those shares.  Moreover, you will have no rights as a stockholder in the shares you purchased through the Warrant exercise until we issue the share certificates to you.  Although we will endeavor to issue the shares as soon as practicable after exercising your Warrants, there may be a delay between the exercise of the Warrant and the time that the shares are issued.

The Warrant distribution could impair or limit our net operating loss carryforwards.

As of December 31, 2015, we had net operating loss ("NOL") carryforwards of approximately $23.4 million and $22.5 million respectively for federal and California tax purposes, which expire between 2032 and 2035. In addition, as of December 31, 2015, we had federal and California research tax credit carryforwards of $925,000 and $973,000, respectively. The federal credits expire between 2032 and 2035, while the state tax credits have no expiration date.  The rules concerning the limitation of NOLs, pursuant to Section 382 of the Code, are complex and their application depends on changing facts and circumstances. An ownership change generally should occur and generally should produce an annual limitation on the utilization of our pre-ownership change NOLs and certain other tax assets if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The amount of annual limitation generally is equal to the value of our stock immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. The purchase of shares of our common stock pursuant to the distribution of the Warrants could trigger an ownership change with respect to our stock and impair or limit our net operating loss carryforwards.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements.  Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements.  Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights.  Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias’ filings with the Securities and Exchange Commission.  Asterias disclaims any intent or obligation to update these forward-looking statements.

USE OF PROCEEDS

If all the Warrants are exercised, we expect to receive an aggregate of approximately $16.7 million.  We expect proceeds from exercised Warrants to be used for working capital and general corporate purposes.

NYSE MKT Listing

Our common stock is listed on the NYSE MKT Capital Market under the symbol “AST”. The Warrants have been approved for listing on the NYSE MKT under the symbol “ASTWS”.  However, the Warrants are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the Warrants or the market value of the Warrants.  Furthermore, there can be no assurances that the Warrants will maintain the minimum listing requirements for continued listing.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Ave, Brooklyn, NY 11219 and its telephone number is (212) 936-5100.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our Series A Shares have been traded on the NYSE MKT under the symbol “AST” since October 7, 2014. From July 2014 through October 7, 2014 our Series A Shares traded on the OTC Bulletin Board under the ticker symbol “ASTYV.” The following table sets forth the range of high and low closing prices for our Series A Shares during 2015 and the third and fourth quarters of 2014 as report by the NYSE MKT and the OTC BB.

Quarter Ended	High	Low
September 30, 2014	$7.35	$2.07
December 31, 2014	$6.25	$3.07
March 31, 2015	$8.65	$3.30
June 30, 2015	$14.77	$3.70
September 30, 2015	$5.92	$3.48
December 31, 2015	$4.09	$3.87

Over-the-counter market quotations on the OTC Bulletin Board may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of March 23, 2016, there were 530 holders of record of our Series A Shares.

We have never paid any cash dividends on our common stock.

THE WARRANT DISTRIBUTION

The Warrants

We are distributing to the record holders of our common stock, except for BioTime, our majority shareholder, as of 5:00 p.m. New York City time on the record date, transferable Warrants to purchase shares of our common stock.  The Warrants are exercisable at a price of $5.00 per share until September 30, 2016, the date of their expiration. In this distribution, each holder of record of our common stock will receive a Warrant to purchase one share of common stock for every five shares of our common stock owned by such holder as of 5:00 p.m., New York City time, on the record date (with the total number of Warrants issuable rounded down to avoid the issuance of fractional Warrants).

With your Warrant, you may purchase one share of our common stock, upon delivery of the required exercise documents and payment of the exercise price of $5.00 per share.  You may exercise all or a portion of your Warrants.  In order to properly exercise your Warrants, you must deliver the applicable payment and a properly completed Warrants certificate or, if you hold your Warrants through a broker, dealer, custodian bank or other nominee, you must deliver the applicable exercise payment and a completed form entitled “Beneficial Owner Election Form” (or such other appropriate documents as are provided by your nominee related to your Warrant) to your nominee, in any event, prior to the expiration of the Warrant.

No fractional warrants will be distributed and no fractional shares will be issued.  Any fractional warrants issuable pursuant to the Warrant distribution resulting from the number of shares you own as of the record date will be eliminated by rounding down to the nearest whole Warrant or nearest whole share.  For example, if you owned 104 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 20 Warrants (rounded down from 20.8) and would have the right to purchase 20 shares of common stock with your Warrants.

We will deliver certificates representing shares of our common stock purchased with the Warrants as soon as practicable after the closing of any Warrant exercise.

Dilutive Effects of the Warrant distribution

If you choose not to exercise your Warrants, your ownership interest in the Company will be diluted by the issuance of shares to others who do choose to exercise their Warrants.

Method of Exercising Warrants by Stockholders

The exercise of the Warrants is irrevocable and may not be cancelled or modified, even if we extend the expiration of the Warrants in our sole discretion.  You may exercise your Warrants as follows:

Exercise by Registered Holders

You may exercise your Warrants by properly completing and executing the Warrants certificate together with any required signature guarantees and forwarding it, together with your full exercise payment, to the warrant agent at the address set forth below under “—Warrant agent,” prior to the expiration of the Warrants, described below.

Exercise by DTC Participants

We expect that the exercise of your Warrants may be made through the facilities of DTC.  If your Warrants are held of record through DTC, you may exercise your Warrants by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your Warrants from your account to the account of the warrant agent, together with certification as to the aggregate number of Warrants you are exercising and the number of shares of our common stock you are acquiring through your Warrant exercise.

Exercise by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the Warrants on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your Warrants and deliver all exercise documents and payment on your behalf prior to the expiration of the Warrants described below.  Your Warrants will not be considered exercised unless the warrant agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required exercise documents and your full exercise payment prior to this expiration time.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to American Stock Transfer & Trust Company, LLC upon a U.S. bank;

•	postal, telegraphic or express money order payable to the warrant agent; or

•	wire transfer of immediately available funds to accounts maintained by the warrant agent.

Payment received after the expiration of the Warrant distribution will not be honored, and the warrant agent will return your payment to you, without interest, as soon as practicable.  The warrant agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the warrant agent;

•	receipt by the warrant agent of any certified check bank draft drawn upon a U.S. bank;

•	receipt by the warrant agent of any postal, telegraphic or express money order; or

•	receipt of collected funds in the warrant agent’s account.

If you elect to exercise your Warrants, we urge you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the warrant agent receives your funds prior to the expiration of the Warrant distribution.  If you send an uncertified check, payment will not be deemed to have been received by the warrant agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the warrant agent’s account, payment will be deemed to have been received by the warrant agent immediately upon receipt of such instruments and wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to the expiration of the Warrant described below.  The clearinghouse may require five or more business days.  Accordingly, holders that wish to pay the exercise price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the Warrant expiration to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the Warrants certificate carefully and strictly follow it.  DO NOT SEND WARRANT CERTIFICATES OR PAYMENTS TO US.  Except as described below under “Guaranteed Delivery Procedures,” we will not consider your exercise received until the warrant agent has received delivery of a properly completed and duly executed Warrants certificate and payment of the full exercise amount.  The risk of delivery of all documents and payments is borne by you or your nominee, not by the warrant agent or us.

The method of delivery of Warrants certificates and payment of the exercise amount to the warrant agent will be at the risk of the holders of Warrants.  If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the warrant agent and clearance of payment prior to the expiration of the Warrants.

Unless a Warrant certificate provides that the shares of our common stock are to be delivered to the record holder of such Warrants or such certificate is submitted for the account of a bank or a broker, signatures on such Warrants certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, subject to any standards and procedures adopted by the warrant agent.

Missing or Incomplete Warrant Exercise Documentation

If you do not indicate the number of Warrants being exercised, or the warrant agent does not receive the full exercise payment for the number of Warrants that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Warrants that may be exercised based on the amount received by the warrant agent.  Any excess exercise payment received by the warrant agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

The Exercise Period, during which you may exercise your Warrants, is currently set to expire at 5:00 p.m., New York City time, on September 30, 2016.  If you do not exercise your Warrants prior to that time, your Warrants will expire and will no longer be exercisable.  We will not be required to issue shares of our common stock to you if the warrant agent receives your Warrants certificate or your exercise payment after that time, regardless of when the Warrants certificate and exercise payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below.  We may extend the period for exercising your Warrants in our sole discretion.  If the expiration date of the Warrants is so extended, we will give oral or written notice to the warrant agent on or before the scheduled expiration date and we will issue a press release announcing such extension.  We do not currently intend to extend the expiration of the Warrants.

Exercise Price

The exercise price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock.  The market price of our common stock may decline during or after the Warrant distribution, and you may not be able to sell the underlying shares of our common stock purchased through the exercise of your Warrants at a price equal to or greater than the exercise price.  We do not intend to change the exercise price in response to changes in the trading price of our common stock prior to the expiration of the Warrants.  You should obtain a current quote for our common stock before deciding whether to exercise your Warrants and make your own assessment of our business and financial condition, our prospects for the future and the terms of the Warrant exercise.

Warrant agent

The warrant agent is American Stock Transfer & Trust Company, LLC  The warrant agent will also maintain the list of Warrant exercises.  The address to which exercise documents, Warrants certificates, notices of guaranteed delivery and exercise payments other than wire transfers should be mailed or delivered is:

By hand, overnight courier or mail:

American Stock Transfer & Trust Company, LLC
Attn:  Reorganizations Group/Warrant Exercise
6201 15th Avenue
Brooklyn NY 11219

If you deliver exercise documents, Warrants certificates or notices of guaranteed delivery in a manner different than that described in this prospectus supplement, then we may not honor the exercise of your Warrants.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus supplement to the warrant agent at the above contact information.

Fees and Expenses

We will pay all fees charged by the warrant agent.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Warrants.

Medallion Guarantee May Be Required

Your signature on each Warrants certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the warrant agent, unless:

•	your Warrants certificate provides that shares are to be delivered to you as record holder of those Warrants; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings, bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs.  The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions.

•	Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.

•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees.  Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature.  Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom you do business.  The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the Warrant distribution as soon as possible to learn their intentions with respect to exercising their Warrants.  You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, you should complete the appropriate Warrants certificate and submit it to the warrant agent with the proper exercise payment.  If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of Warrants to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the warrant agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Warrant distribution materials.  If you did not receive this form, you should contact the warrant agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your Warrants through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Warrant distribution.  If you wish to exercise your Warrants, you will need to have your broker, custodian bank or other nominee act for you.  If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.  To indicate your decision with respect to your Warrants, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form” (or such other appropriate documents as are provided by your nominee related to your Warrants).  You should receive this form from your broker, custodian bank or other nominee with the other Warrant distribution materials.  If you wish to obtain a separate Warrants certificate, you should contact the nominee as soon as possible and request that a separate Warrants certificate be issued to you.  You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the Warrant distribution.  We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise Warrants, but you do not have sufficient time to deliver the Warrants certificate evidencing your Warrants to the warrant agent prior to the expiration of the Warrant, you may exercise your Warrants by the following guaranteed delivery procedures:

•	deliver to the warrant agent prior to the expiration of the Warrant the exercise payment for each Warrant you elected to exercise pursuant to the manner set forth above under “—Payment Method”;

•	deliver to the warrant agent prior to the expiration of the Warrant the form entitled “Notice of Guaranteed Delivery”; and

•	deliver the properly completed Warrants certificate evidencing your Warrants being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the warrant agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Warrants Certificates,” which will be distributed to you with your Warrants certificate.  Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the warrant agent.  A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•	the number of Warrants represented by your Warrants certificate; and

•	your guarantee that you will deliver to the warrant agent a Warrants certificate evidencing the Warrants you are exercising within three (3) business days following the date the warrant agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the warrant agent in the same manner as your Warrants certificate at the address set forth above under “—Warrant agent.”

The warrant agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them.  You should call the warrant agent at (855) 300-4994 to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Warrants; Listing

The Warrants granted to you will be transferable and, therefore, you may sell, transfer or assign your Warrants to anyone.

The Warrants have been approved for listing on the NYSE MKT under the symbol “ASTWS.” The shares of common stock issued upon the exercise of any Warrants will be listed on the NYSE MKT under the symbol “AST.”

Validity of Warrant Exercises

We will resolve all questions regarding the validity and form of the exercise of your Warrants, including time of receipt and eligibility to participate in the Warrant distribution.  In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties.  Our determination will be final and binding.  Once made, Warrant exercises and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrants and even if we extend the Warrant expiration date, and we will not accept any alternative, conditional or contingent exercises or directions.  We reserve the absolute right to reject any Warrant exercises or directions not properly submitted or the acceptance of which would be unlawful.  You must resolve any irregularities in connection with your Warrant exercise before the Warrant expires.  Neither we nor the warrant agent shall be under any duty to notify you or your representative of defects in your Warrant exercise.  A Warrant exercise will be considered accepted, only when a properly completed and duly executed Warrants certificate and any other required documents and the full exercise payment have been received by the warrant agent.  Our interpretations of the terms and conditions of the Warrant distribution and subsequent Warrant exercise will be final and binding.

Stockholder Warrants

You will have no shareholder rights as a holder of the Warrants, if any, until we close on the exercise of your Warrant and you receive the shares of common stock.  You will have no right to revoke your Warrant exercise after you deliver your completed Warrants certificate, the full exercise payment and any other required documents to the warrant agent.

Foreign Stockholders

We will not mail this prospectus supplement or Warrants certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address.  The warrant agent will hold these Warrants certificates for their account.  To exercise Warrants, our foreign stockholders must notify the warrant agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the Warrants and demonstrate to the satisfaction of the warrant agent that the exercise of such Warrants does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of Warrants certificate to exercise any Warrants, you are not allowed to revoke or change the exercise or request a refund of monies paid.  All exercises of Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrants and even if we extend the Warrant distribution.  You should not exercise your Warrants unless you are certain that you wish to purchase additional shares of our common stock at the exercise price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the Warrant exercise if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the Warrants expire, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Warrants Distribution

For the reasons described below in “Material U.S. Federal Income Tax Consequences,” we believe that our distribution of the Warrants to purchase shares of our common stock should be treated as a distribution taxable to U.S. holders  to the extent described in “Material U.S. Federal Income Tax Consequences,” and that a U.S. holder's exercise of the Warrants to purchase shares of our common stock will not be taxable to such U.S. holder.

No Board Recommendation to Warrants Holders

Our board of directors is making no recommendation regarding your exercise of the Warrants.  You are urged to make your decision based on your own assessment of our business and the Warrants.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

PLAN OF DISTRIBUTION

We are distributing the Warrants and Warrants certificates to individuals who owned shares of our common stock as of April 11, 2016, 5:00 p.m. New York City time.  If you wish to exercise your Warrants and purchase shares of our common stock, you should complete the Warrants certificate and return it with payment for the shares to the warrant agent, American Stock Transfer & Trust Company, at the address set forth under “The Warrant distribution—Method of Exercising Warrants.” If you have any questions, you should contact the warrant agent, American Stock Transfer & Trust Company, LLC, by calling (800) 937-5449.

Other than as described in this prospectus supplement, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of: (i) the receipt, sale and exercise (or expiration) of the Warrants acquired through the Warrant distribution and (ii) the receipt, ownership and disposition of the shares of common stock received upon exercise of the Warrants.

This discussion applies to you only if you are a U.S. holder (as defined below) and only to the extent that you (i) receive the Warrants in the Warrant distribution, and (ii) hold the Warrants and the shares of common stock issued to you upon exercise of the Warrants as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, without limitation, partnerships or other pass-through entities or partners or other owners of such entities, banks or other financial institutions, tax-exempt organizations, holders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders (including traders in securities that have elected to use the mark-to-market method of accounting), members of an “affiliated group” (within the meaning of the Code) that includes the Company, persons holding Warrants or shares of common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction” (all as such terms are defined under the Code), certain former citizens or residents of the United States, persons whose functional currency for tax purposes is not the U.S. dollar, or U.S. holders who beneficially own common stock through either a foreign financial institution (as defined in Section 1471(d)(4) of the Code and the Treasury regulations promulgated thereunder) or certain non-financial foreign entities specified in Section 1472 of the Code. In addition, this discussion does not address the tax consequences to holders of common stock under any state, local, foreign, estate, or gift tax laws, tax treaties or the alternative minimum tax provisions of the Code.

This discussion is based upon the Code, applicable Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to differing interpretations and to change, possibly with retroactive effect.  The discussion that follows neither binds the Internal Revenue Service the (“IRS”) nor precludes it from adopting a position contrary to that expressed in this prospectus supplement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position were litigated.  We have not sought, nor will we seek, a ruling from the IRS regarding the federal income tax consequences of the Warrant distribution or the related share issuances.

A “U.S. holder” is a beneficial owner of Warrants (or common stock received upon exercise of the Warrants) that is also one of the following:

An individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test of Section 7701(b)(3) of the Code;

A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

An estate the income of which is subject to U.S. federal income tax regardless of its source; or

A trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code) ("U.S. persons") have authority to control all its substantial decisions or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date and validly elected to continue to be so treated.

This discussion does not address the U.S. federal income tax consequences with respect to a non-U.S. holder.  A “non-U.S. holder” is a beneficial owner of Warrants or common stock received upon exercise of the Warrants (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. Each non-U.S. holder is urged to consult its own tax advisor regarding the federal, state, local and foreign income and other tax and tax treaty considerations of the receipt and exercise of our warrants and the receipt, ownership and disposition of our common stock.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) receives the Warrants or holds the common stock received upon exercise of the Warrants, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.  Partnerships and their partners should consult their own tax advisors as to the U.S. federal income tax consequences to them of the receipt and exercise of the Warrants and the acquisition, ownership and disposition of our common stock.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF WARRANTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Taxation of Warrants

The following discussion summarizes the U.S. federal income tax consequences to a holder of our common stock upon the holder’s initial receipt of the Warrants and upon the subsequent exercise, expiration or sale of such Warrants.

Receipt of Warrants

While a distribution of stock by a corporation to its shareholders with respect to the shareholders' existing common stock generally is not taxable to such shareholders pursuant to Section 305(a) of the Code, a distribution of stock that is within one of several exceptions to this general rule will be taxable to the shareholders of the distributing corporation.  For such purpose, a distribution of rights to acquire stock of a corporation constitutes a distribution of stock of that corporation. One such exception is for a disproportionate distribution, as defined in Section 305(b)(2) of the Code ("disproportionate distribution").  Pursuant to Section 305(b)(2) of the Code, a distribution of stock rights constitutes a disproportionate distribution  if the distribution, or a series of distributions of which such distribution is one, results in (i) the receipt of property by some shareholders, and (ii) an increase in the proportionate interest of other shareholders in the assets or earnings and profits of that corporation. For this purpose, the term “property” means money, securities and any other property, except that such term does not include stock in the corporation making the distribution or rights to acquire such stock. There is no requirement that both elements of Section 305(b)(2) of the Code occur in the form of a distribution or series of distributions as long as the result is that some shareholders receive property and other shareholders’ proportionate interests increase.

We believe that the Warrant distribution should be treated for U.S. federal income tax purposes as part of a disproportionate distribution, and the balance of this discussion so assumes, unless explicitly stated otherwise.  As a result, for U.S. federal income tax purposes, the Warrants that you receive in the Warrant distribution should be treated as a taxable distribution in an amount equal to the fair market value of the Warrants on the date of the Warrant distribution.  Such distribution would be treated as a dividend to the extent of our current and accumulated earnings and profits for the taxable year in which the Warrants are distributed, if any, with any excess being treated as a tax-free return of capital to the extent thereof, and then as capital gain. We cannot determine prior to the consummation of the Warrant distribution the extent to which we will have sufficient current and accumulated earnings and profits to cause any such distribution to be treated as a dividend. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 20%, subject to the discussion below under “Tax on Net Investment Income”), provided that the holder meets applicable holding period and other requirements. However, our position that the disproportionate distribution rules apply to the Warrant distribution is not binding on the IRS or the courts, and it is possible that the IRS or a court could challenge that position.  For a summary of the U.S. federal income tax consequences to a U.S. holder if the Warrant distribution were not treated as part of a disproportionate distribution, see below under the heading, “Consequences If the Warrant Distribution Were Not Considered Part of a Disproportionate Distribution.”

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE WARRANT DISTRIBUTION.

Tax Basis and Holding Period of Warrants

Your tax basis in the Warrants you receive in the Warrant distribution will be equal to the Warrants' fair market value on the date of the Warrant distribution.  Your holding period in the Warrants you receive in the Warrant distribution will begin on the day following the date of the Warrant distribution.

Exercise of Warrants

You will not recognize gain or loss on the exercise of a Warrant received in the Warrant distribution.  Your tax basis in common stock acquired through the exercise of the Warrants will be equal to the sum of the exercise price for the shares and your adjusted tax basis in the Warrant.  Your holding period for the shares of common stock acquired when you exercise your Warrants acquired in the Warrant distribution will begin on the date of exercise.

Sale or Other Disposition of Warrants

If you sell or otherwise dispose of Warrants prior to their expiration date, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any other property you receive in exchange for the Warrants and your tax basis in the Warrants sold or otherwise disposed of.  Any capital gain or loss will be long-term capital gain or loss if the holding period for the Warrants exceeds one year at the time of disposition.  Please see above, “Basis and Holding Period of Warrants.” Long-term capital gain of a non-corporate U.S. holder is generally taxed at reduced rates.  The deductibility of capital losses is subject to limitations under the Code.

Expiration of Warrants

If you were to allow the Warrants received in the Warrant distribution to expire, you should recognize a capital loss equal to your tax basis in the expired Warrants. Your ability to use any capital loss would be subject to certain limitations.

Consequences If the Warrant Distribution Were Not Considered Part of a Disproportionate Distribution

If the Warrant distribution were not part of a disproportionate distribution, then you would not be taxed on the receipt of Warrants in the Warrant distribution.  In that event, if you were to allow Warrants received in the Warrant distribution to expire, you would not recognize any gain or loss for U.S. federal income tax purposes upon expiration of the Warrants and no portion of the tax basis of the common stock owned by you with respect to which such Warrants were received would be allocated to the unexercised Warrants.

If the Warrant distribution were not taxable, your holding period in the Warrants would include your holding period in the shares of common stock with respect to which the Warrants were distributed, and your tax basis in the Warrants would depend on the fair market value of the Warrants received in the Warrant distribution and the fair market value of your existing shares of common stock at the time of the distribution.   If the aggregate fair market value of the Warrants you received were less than 15% of the aggregate fair market value of your existing shares of common stock on the date you received the Warrants, the Warrants would be allocated a zero basis for U.S. federal income tax purposes, unless you made a timely, irrevocable election to allocate the basis in your existing shares of common stock to those shares and the Warrants in proportion to their relative fair market values.  If, however, the fair market value of the Warrants you receive were 15% or more of the fair market value of the shares of common stock that you own on the date you receive the Warrants, then you would be required to allocate the basis in your existing shares of common stock between those shares and the Warrants you receive, in proportion to the relative fair market values of those shares and the Warrants on the date of distribution.

Taxation of Shares of Common Stock

Distributions

Distributions with respect to shares of common stock acquired upon exercise of Warrants will generally be taxable as dividend income when actually or constructively received to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes.  To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter, as gain from the sale of our common stock.  A corporate holder of our common stock who receives a dividend may be entitled to a dividends-received deduction.

Dispositions

If you sell or otherwise dispose of the shares of common stock acquired upon exercise of the Warrants, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock.  Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year.  Long-term capital gain of a non-corporate U.S. holder is generally taxed at reduced rates.  The deductibility of capital losses is subject to limitations under the Code.  Gain may be subject to the tax on net investment income under Section 1411 of the Code, discussed below.

Tax on Net Investment Income

Section 1411 of the Code imposes a 3.8% net investment income tax on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes dividends received and gain recognized with respect to our common stock. In the case of an individual, the tax will be imposed on the lesser of (i) the shareholder’s net investment income and (ii) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Holders of our common stock should consult their own tax advisors regarding the implications of this additional tax to their particular circumstances.

Information Reporting and Backup Withholding

Dividends in respect of our common stock and payments made to U.S. holders of proceeds from the sale of Warrants or from the shares of common stock acquired upon exercise of the Warrants may be subject to information reporting and possible U.S. federal backup withholding at the then applicable backup withholding rate.  Backup withholding may apply under certain circumstances if a U.S. holder (1) fails to furnish his or her social security or its taxpayer identification number (“TIN”), (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that such holder is not subject to backup withholding and that such holder is a U.S. person. Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9 or valid substitute Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. holders should consult their own tax advisor as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to the Company

As of December 31, 2015, we had net operating loss (“NOL”) carryforwards of approximately $23.4 million and $22.5 million respectively for federal and California tax purposes, which expire between 2032 and 2035. In addition, as of December 31, 2015, we had federal and California research tax credit carryforwards of $925,000 and $973,000, respectively. The federal credits expire between 2032 and 2035, while the state tax credits have no expiration date.  The rules concerning the limitation of NOLs, pursuant to Section 382 of the Code, are complex and their application depends on changing facts and circumstances. An ownership change generally should occur and generally should produce an annual limitation on the utilization of our pre-ownership change NOLs and certain other tax assets if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The amount of annual limitation generally is equal to the value of our stock immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. The purchase of shares of our common stock pursuant to the distribution of the Warrants could trigger an ownership change with respect to our stock and impair or limit our net operating loss carryforwards.

THE FOREGOING SUMMARY IS INTENDED ONLY FOR U.S. HOLDERS THAT RECEIVE WARRANTS IN THE DISTRIBUTION AND OTHERWISE HOLD SUCH WARRANTS AS A CAPITAL ASSET.  EACH HOLDER AND PARTICULARLY EACH NON-U.S. HOLDER, SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX AND TAX TREATY CONSEQUENCES OF THE WARRANT DISTRIBUTION AND THE RELATED SHARE ISSUANCES APPLICABLE TO SUCH HOLDER’S PARTICULAR TAX SITUATION.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dentons US LLP, New York, NY.

EXPERTS

OUM & Co. LLP, our independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are, and our audited financial statements to be included in subsequently filed documents will be, incorporated by reference in reliance on the reports of OUM & Co. LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of OUM & Co. LLP as experts in accounting and auditing.

Our balance sheet of as of December 31, 2013, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2013 and for the period from September 24, 2012 (inception) to December 31, 2013, have been audited by Rothstein Kass, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the Commission. You may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Many of our Commission filings are also available to the public from the Commission’s website at http://www.sec.gov. We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please send an e-mail to InvestorRelations@asteriasbio.com or contact Investor Relations, at the following address or telephone number: Asterias Biotherapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555, Attention: Investor Relations; (510) 456-3800. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

We maintain our corporate website at http://www.asteriasbiotherapeutics.com. Our website and the information contained therein or connected thereto is not incorporated into this Registration Statement.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act relating to the securities we are distributing by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents filed with Commission listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 29, 2016; and

•	our Current Reports on Form 8-K filed with the Commission on January 22, 2016, February 18, 2016, March 3, 2016; March 8, 2016; March 14, 2016, March 16, 2016 and March 24, 2016;

All reports and other documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the expiration of the Warrants shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. This prospectus also incorporates by reference any documents that we file with the Commission after the date that the initial registration statement is filed with the Commission and before the effectiveness of the registration statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by sending an e-mail to InvestorRelations@asteriasbio.com and requesting any one or more of such filings or by contacting Investor Relations, at the following address or telephone number: Asterias Biotherapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555, Attention: Investor Relations; (510) 456-3800. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

PROSPECTUS

$75,000,000

Preferred Stock
Series A Common Stock
Equity Warrants
___________________________

From time to time, we may offer and sell preferred stock, common stock or warrants or any combination of those securities, either individually or in units, in one or more offerings. The aggregate public offering price of the securities offered by us pursuant to this prospectus will not exceed $75,000,000.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering, including the prices at which those securities will be sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. You should carefully read this prospectus, together with any prospectus supplements and information incorporated by reference in this prospectus and any prospectus supplements, before you decide to invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The securities offered by us pursuant to this prospectus may be sold directly to investors, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or in any other manner as described under the heading “Plan of Distribution” and in the corresponding section in the applicable prospectus supplement. Each time we offer securities, the relevant prospectus supplement will provide the specific terms of the plan of distribution for such offering and the net proceeds that we expect to receive from such offering.

Shares of our Series A Common Stock (the "Series A Shares") are listed on the NYSE MKT LLC under the trading symbol “AST.” Any securities sold pursuant to this prospectus or any prospectus supplement may be listed on that exchange, subject to official notice of issuance. Each prospectus supplement to this prospectus will contain information, where applicable, as to any other listing of the securities covered by the prospectus supplement on any national securities exchange.

The aggregate market value of our Series A Shares held by non-affiliates is approximately $33 million based on 30,902,152 shares of outstanding Series A Shares, of which 8,678,812 are held by non-affiliates, and a per share price of $3.84 based on the closing sale price of our Series A Shares on December 1, 2014. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 7.

Neither the U.S. Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2015.

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ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	5
RISK FACTORS	7
USE OF PROCEEDS	19
DESCRIPTION OF CAPITAL STOCK	20
PLAN OF DISTRIBUTION	25
LEGAL MATTERS	27
EXPERTS	27
WHERE YOU CAN FIND MORE INFORMATION	27
INCORPORATION BY REFERENCE	27

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Commission utilizing a “shelf” registration process or continuous offering process, which allows us to offer and sell any combination of the securities described in this prospectus in one or more offerings. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus. Using this prospectus, we may offer up to a total dollar amount of $75,000,000 of these securities.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities pursuant to the registration statement of which this prospectus is a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors about us and the terms of that particular offering. Prospectus supplements may also add to, update or change the information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in such prospectus supplement. In addition, as we describe in the section entitled “Where You Can Find More Information,” we have filed and plan to continue to file other documents with the Commission that contain information about us and the business conducted by us. Before you decide whether to invest in any of these securities, you should read this prospectus, the prospectus supplement that further describes the offering of these securities and the information we file with the Commission.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Asterias,” the "Company,” “we,” “us” and “our” refer and relate to Asterias Biotherapeutics, Inc.

PROSPECTUS SUMMARY

Our Business

We are a biotechnology company focused on the emerging field of regenerative medicine. Our core technologies center on stem cells capable of becoming all of the cell types in the human body, a property called pluripotency. We plan to develop therapeutic products from “pluripotent” stem cells to treat diseases or injuries in a variety of medical fields, with an initial focus on the therapeutic areas of neurology and oncology, with potential future product candidates in the fields of cardiology and orthopedics.

“Regenerative medicine” refers to an emerging field of therapeutic product development that may allow all human cell and tissue types to be manufactured on an industrial scale. This new technology is made possible by the isolation of human embryonic stem ("hES") cells, and by the development of induced pluripotent stem ("iPS") cells which are created from regular cells of the human body using technology that allows adult cells to be “reprogrammed” into cells with pluripotency much like hES cells. Pluripotent hES and iPS cells have the unique property of being able to branch out into each and every kind of cell in the human body, including the cell types that make up the brain, the blood, the heart, the lungs, the liver, and other tissues. Unlike adult-derived stem cells that have limited potential to become different cell types, pluripotent stem cells may have vast potential to supply an array of new regenerative therapeutic products, especially those targeting the large and growing markets associated with age-related degenerative disease. Unlike pharmaceuticals that require a molecular target, therapeutic strategies in regenerative medicine are generally aimed at regenerating affected cells and tissues, and therefore may have broader applicability. We believe that regenerative medicine represents a revolution in the field of biotechnology with the promise of providing therapies for diseases previously considered incurable.

Our Strategic Advantages

In October of 2013, we acquired intellectual property, cell lines and other human embryonic stem cell related assets from Geron Corporation ("Geron") and also acquired a quantity of certain human embryonic stem ("hES") cell lines from our parent company, BioTime, Inc. ("BioTime"), which provides us with the use of cell lines and other biological materials, patents, and technology developed by Geron over 12 years of work focused in the following complementary lines of research:

•	The establishment of cell banks of undifferentiated hES cells produced under current good manufacturing procedures "cGMP" and suitable for human therapeutic use;

•	The development of scalable differentiation methods which convert, at low cost, undifferentiated hES cells into functional cells suitable for human therapeutic cells that can be stored and distributed in the frozen state for "off‑the‑shelf" use;

•	The development of regulatory paradigms to satisfy both U.S. and European regulatory authority requirements to begin human clinical testing of products made from hES cells; and

•	The continuous filing and prosecution of patents covering inventions to protect commercialization rights, as well as consummating in-licenses to enable freedom to operate in a variety of fields.

In October of 2013, we also acquired from BioTime non-exclusive, world-wide, royalty free licenses to use certain cell lines and practice under certain patents pertaining to stem cell differentiation technology for any and all uses, which provides us hES produced under cGMP sufficient to generate master cell banks.

Products Under Development

Our products candidates are summarized in the following table:

Product Candidate Description	Target Market	Estimated Number of Potential Patients(1)	Status
AST-OPC1 – Glial Cells	Current development focus: Spinal Cord Injury ("SCI")	12,000 new cases per year in U.S.
Phase I Trial in thoracic SCI completed in U.S. 5 Patients treated – no serious adverse events related to the OPC1 drug product to date. FDA clearance obtained in August 2014 to initiate Phase I/IIa dose escalation trial in cervical SCI.

Additional potential markets:

	Multiple Sclerosis (“MS”)	180,000 new cases per year in U.S.	Proof of principle achieved in animal models.

	Stroke	800,000 new cases per year in U.S.	Pre-clinical research

AST-VAC2 – Allogeneic Dendritic Cells	Current development focus:

	Non-small Cell Lung Cancer	166,000 new cases per year in U.S.
Cells derived and characterization studies performed (parameters analyzed showed normal cell functions in vitro(2)).
Proof of concept established in multiple human in vitro(2) systems. Scalable manufacturing methods under development.

Additional potential markets: Multiple cancer types, antigens and infectious diseases

(1)	The estimates of the numbers of potential patients shown in the table are based on data for the United States only and do not include potential patients in other countries.

(2)	In vitro means in tissue culture dishes.

Additional product candidates that we may determine to develop from various cell types that we acquired from Geron are summarized in the following table:

Product Candidate Description	Target Market	Estimated Number of Potential Patients (1)	Status
AST-VAC1 – Autologous Monocyte – Derived Dendritic Cells (infused cells derived from the treated patient)	Cancer	Prostate: 240,000 new cases per year in U.S.	Phase I study in metastatic prostate cancer completed (Journal of Immunology, 2005, 174: 3798-3807).
		Acute myelogenous leukemia: more than 12,000 new cases per year in U.S.	Phase I/II study in acute myelogenous leukemia completed. Manuscript in preparation.

CHND1 – Chondrocytes	Osteoarthritis	25 million total patients in U.S.	Cells derived and partly characterized.

Early non-clinical studies have been performed in animal models of osteoarthritis.

	Degenerative Disk Disease	400,000 new spinal fusion cases per year in U.S.	Pre-clinical research.

CM1 – Cardiomyocytes	Heart Failure	6 million total patients in U.S.	Cells derived and characterization studies performed (parameters analyzed showed normal cell functions in vitro).

	Myocardial Infarction	900,000 new cases per year in U.S.	Proof of concept in three animal models of disease.
Scalable manufacturing established.
First in man clinical trial designed.

Patents and Patent Applications

The patent portfolio that we acquired includes over 400 patents and patent applications relating to hES cell-based product opportunities. This portfolio consists primarily of patents and patent applications owned by Geron, and also includes patent families licensed to Geron by third parties. The patents and patent applications cover a number of cell types that can be made from hES cells, including hepatocytes (liver cells), cardiomyocytes (heart muscle cells), neural cells (nerve cells, including dopaminergic neurons and oligodendrocytes), chondrocytes (cartilage cells), pancreatic islet β cells, osteoblasts (bone cells), hematopoietic cells (blood-forming cells) and dendritic cells. Also included in the patent portfolio are technologies for growing hES cells without the need for cell feeder layers, and novel synthetic growth surfaces.

We believe that this is one of the largest and broadest portfolios of patents related to hES and iPS technology owned by any company or other institution. In addition, as a subsidiary of BioTime, we will have opportunities to acquire licenses to use patents, patent applications and know-how in the hES and iPS fields owned by or licensed to BioTime and its other subsidiaries. BioTime and its subsidiaries own or have licensed rights to more than 350 patents in the hES and iPS fields. Except for licenses described in this prospectus, the specific patents that we may license or sublicense from BioTime and its other subsidiaries, and the financial and other terms and conditions of those licenses and sublicenses, have not yet been determined.

Trademark Notice

Asterias Biotherapeutics, the Asterias Biotherapeutics logo and other trademarks of Asterias Biotherapeutics appearing in this prospectus are the property of Asterias Biotherapeutics. All other trademarks, service marks and trade names in this prospectus are the property of their respective owners. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

Corporate Information

We are a Delaware corporation. Our corporate headquarters are located at 230 Constitution Drive, Menlo Park, California 94025 and our telephone number is (650) 433-2900. We are a majority-owned and controlled subsidiary of BioTime, Inc. We maintain a website at http://www.asteriasbiotherapeutics.com. Information contained on or linked to our website is not a part of this prospectus. Our Series A Shares are listed on the NYSE MKT, where our symbol is "AST"

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are only predictions and provide our current expectations or forecasts of future events and financial performance and may be identified by the use of forward-looking terminology, including such terms as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, though the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements include all matters that are not historical facts and include, without limitation, statements concerning: our business strategy, outlook, objectives, future milestones, plans, intentions, goals, and future financial condition, including the period of time during which our existing resources will enable us to fund our operations. Forward-looking statements also include our financial, clinical, development and potential regulatory plans to secure marketing authorization for our products under development, starting with AST- OPC1 and AST-VAC2, if approved; our expectations, timing and anticipated outcomes of submitting regulatory filings for our products under development

We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Examples of the risks and uncertainties include, but are not limited to:

•	We have a history of operating losses and negative cash flows;

•	Failure to attract and retain skilled personnel and key relationships could impair our research and development efforts;

•	We will spend a substantial amount of our capital on research and development but we might not succeed in developing products and technologies that are useful in medicine;

•	The amount and pace of research and development work that we can do or sponsor, and our ability to commence and complete clinical trials required to obtain United States Food and Drug Administration ("FDA") and foreign regulatory approval of our products, depends upon the amount of money available to us;

•	We will need to issue additional equity or debt securities in order to raise additional capital needed to pay our operating expenses;

•	The condition of certain cells, cell lines and other biological materials that we acquired from Geron could impact the time and cost of commencing our research and product development programs;

•	Sales of any products we may develop may be adversely impacted by the availability of competing products;

•	We have not definitively determined for financial accounting purposes the value of non-cash assets that we acquired from Geron and BioTime. To the extent these assets represent in-process research and development without alternative future use, we will recognize them as research and development expense in our statement of operations. To the extent that our valuation of capitalized non-cash assets is more or less than our current estimated values, our subsequent results of operations will include a higher or lower charge for amortization expense, and our balance sheet would reflect a different value of those assets;

•	Any products that receive regulatory approval may be difficult and expensive to manufacture on a commercial scale;

•	We do not have our own marketing, distribution, and sales resources for the commercialization of any products that we might successfully develop;

•	We do not have the ability to independently conduct clinical trials required to obtain regulatory approvals for our therapeutic product candidates;

•	We have assumed certain obligations and potential liabilities with regard to clinical trials conducted by Geron, and we do not yet know the scope of any resulting expense;

•	Our business could be adversely affected if we lose the services of the key personnel upon whom we depend;

•	Our business and operations could suffer in the event of system failures;

•	Failure of our internal control over financial reporting could harm our business and financial results;

•	If we do not receive FDA and other regulatory approvals we will not be permitted to sell our products;

•	Clinical trial failures can occur at any stage of the testing and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of our current or future therapeutic product candidates;

•	Government imposed bans or restrictions, and religious, moral and ethical concerns on the use of hES cells could prevent us from developing and successfully marketing stem cell products;

•	If we are unable to obtain and enforce patents and to protect our trade secrets, others could use our technology to compete with us, which could limit opportunities for us to generate revenues by licensing our technology and selling products;

•	There is no certainty that our pending or future patent applications will result in the issuance of patents;

•	The patent protection for our product candidates or products may expire before we are able to maximize their commercial value, which may subject us to increased competition and reduce or eliminate our opportunity to generate product revenue;

•	The process of applying for and obtaining patents can be expensive and slow;

•	We may be subject to patent infringement claims that could be costly to defend, which may limit our ability to use disputed technologies, and which could prevent us from pursuing research and development or commercialization of some of our products, require us to pay licensing fees to have freedom to operate and/or result in monetary damages or other liability for us;

•	Our patents may not protect any of our products from competition;

•	If we fail to meet our obligations under license agreements, we may lose our rights to key technologies on which our business depends;

•	The price and sale of any of our products that receive regulatory approval may be limited by health insurance coverage and government regulation;

•	We are a subsidiary of BioTime, and accordingly our business is substantially controlled by BioTime;

•	We partially rely upon BioTime for certain services and resources;

•	Conflicts of interest may arise from our relationship with BioTime;

•	If we fail to enter into and maintain successful strategic alliances for our therapeutic product candidates, we may have to reduce or delay our product development or increase our expenditures;

•	We may become dependent on possible future collaborations to develop and commercialize many of our product candidates and to provide the manufacturing, regulatory compliance, sales, marketing and distribution capabilities required for the success of our business;

•	We have no experience in manufacturing, marketing, selling or distributing products, and we may need to rely on marketing partners or contract sales companies if any of our product candidates receive regulatory approval; and

•	Other risks and uncertainties detailed in “Risk Factors” and elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus.

Pharmaceutical, biotechnology and medical technology companies have suffered significant setbacks conducting clinical trials, even after obtaining promising earlier preclinical and clinical data. Moreover, data obtained from clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. After gaining approval of a drug product, pharmaceutical and biotechnology companies face considerable challenges in marketing and distributing their products, and may never become profitable.

The forward-looking statements contained in this prospectus or the documents incorporated by reference herein speak only as of their respective dates. Factors or events that could cause our actual results to differ may emerge from time to time and it is not possible for us to predict them all. Except to the extent required by applicable laws, rules or regulations, we do not undertake any obligation to publicly update any forward-looking statements or to publicly announce revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks described below or in any applicable prospectus supplement and other information, including our financial statements and related notes previously included in our periodic reports, filed with the Commission, and in the documents incorporated therein by reference before deciding to invest in our securities. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The following risks, among others, could cause our actual results, performance, achievements or industry results to differ materially from those expressed in our forward-looking statements contained herein and presented elsewhere by management from time to time. If any of the following risks actually occurs, our business prospects, financial condition or results of operations could be materially harmed. In such case, the market price of our securities would likely decline and you could lose all or part of your investment.

Risks Related to Our Business and Solution

We have a history of operating losses and negative cash flows.

Since our inception in September 2012, we have incurred operating losses and negative cash flow, and we expect to continue to incur losses and negative cash flow in the future. Our net losses for the nine months ended September 30, 2014, for the fiscal year ended December 31, 2013, and for the period from September 2012 (inception) to September 30, 2014 were $6,770,790, $22,379,744, and $29,909,427, respectively, and we had an accumulated deficit of $29,909,427 at September 30, 2014 and $23,138,637 at December 31, 2013. Our net loss for the year ended December 31, 2013 and our accumulated deficit as of that date include $17,458,766 charged as in-process research and development expenses (“IPR&D”) in accordance with Accounting Standards Codification (“ASC”) 805-50 on account of our acquisition of certain assets from Geron. See Notes 2 and 3 to the Financial Statements in our Form 10-K. BioTime helped fund our formation and initial operating costs but we do not expect BioTime to continue to do so in the future. We have limited cash resources and will depend upon future equity financings, research grants, financings through collaborations with third parties, and sales of BioTime common shares that we own as a source of funding for our operations. There is no assurance that we will be able to obtain the financing we need from any of those sources, or that any such financing that may become available will be on terms that are favorable to us and our shareholders.

Failure to attract and retain skilled personnel and key relationships could impair our research and development efforts.

Our operations are still in the start-up stage and we had only 24 employees as of December 1, 2014. We will need to recruit and hire additional qualified research scientists, laboratory technicians, clinical development, and management personnel. Competition for these types of personnel is intense and we may experience delays in hiring the qualified people that we need. The inability to attract and retain sufficient qualified management, scientific, or technical personnel may significantly delay or prevent the achievement of our product development and other business objectives and could have a material adverse effect on our business, operating results and financial condition. We partially rely on BioTime to provide financial accounting management and personnel, and to assist us in formulating our research and development strategy and executing our product development plans. We will also rely on consultants and advisors who are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to perform services for us.

We will spend a substantial amount of our capital on research and development but we might not succeed in developing products and technologies that are useful in medicine.

•	The product development work we plan to do is costly, time consuming and uncertain as to its results.

•	We will attempt to develop new medical products and technologies that might not prove to be safe and efficacious in human medical applications. Many of the products and technologies that we will seek to develop have not been applied in human medicine and have only been used in laboratory studies in vitro or in animals. Only two of the product candidates that we have acquired have been used in clinical trials, and those were early stage trials involving only a small number of patients.

•	If we are successful in developing a new technology or product, refinement of the new technology or product and definition of the practical applications and limitations of the technology or product may take years and require the expenditure of large sums of money.

The amount and pace of research and development work that we can do or sponsor, and our ability to commence and complete clinical trials required to obtain FDA and foreign regulatory approval of our products, depends upon the amount of money available to us.

•	We may have to limit our laboratory research and development work based on the amount of our cash resources.

•	We plan to seek research and development grants from government agencies and to enter into collaborative product development agreements through which third parties will provide funding or otherwise bear the cost of research and development or clinical trials of our product candidates. There is no assurance that we will receive any such grants or that the amount of any grants that we may receive will be adequate for our needs. There is also no assurance that we will be able to enter into any agreements with third parties for the funding of the research and development or clinical trials of any of our products, or that the terms of any such agreements into which we may enter will be favorable to us and allow us to receive and retain a substantial portion of any revenues from the sale of any products that we may develop.

•	Unless we are able to generate sufficient revenue or raise additional funds when needed, it is likely that we will be unable to continue our planned activities, even if we make progress in our research and development projects.

We will need to issue additional equity or debt securities in order to raise additional capital needed to pay our operating expenses.

•	We plan to incur substantial research and product development expenses, and we will need to raise additional capital to pay operating expenses until we are able to generate sufficient revenues from product sales, royalties, and license fees.

•	It is likely that additional sales of equity or debt securities will be required in the future to meet our short-term capital needs, unless we receive substantial research grants and revenues from the sale of any products that receive regulatory approval or we are successful in licensing or sublicensing our technology and we receive substantial licensing fees and royalties.

•	Sales of additional equity securities could result in the dilution of the interests of present shareholders.

The condition of certain cells, cell lines and other biological materials that we acquired from Geron could impact the time and cost of commencing our research and product development programs.

The cells, cell lines and other biological materials that we acquired are being stored under cryopreservation protocols intended to preserve their functionality. We have successfully completed the verification of the viability of three lots of OPC1 cells that we intend to use in clinical trials. However, the functional condition of the other materials cannot be certified until they are tested in an appropriate laboratory setting by qualified scientific personnel using validated equipment. We intend to perform that testing on the cells that we intend to use in our research and development programs as the need arises.

To the extent that the cells we plan to use are not sufficiently functional for our purposes, we would need to incur the time and expense of regenerating cell lines from cell banks, or regenerating cell banks from cell stocks, which could delay and increase the cost of our research and development work using those cells.

Sales of any products we may develop may be adversely impacted by the availability of competing products.

•	In order to compete with other products, particularly those that sell at lower prices, our products will have to provide medically significant advantages.

•	Physicians and hospitals may be reluctant to try a new product due to the high degree of risk associated with the application of new technologies and products in the field of human medicine.

•	There also is risk that our competitors may succeed at developing safer or more effective products that could render our products and technologies obsolete or noncompetitive.

We have not definitively determined for financial accounting purposes the value of non-cash assets that we acquired from Geron and BioTime. To the extent these assets represent in-process research and development without alternative future use, we will recognize them as research and development expense in our statement of operations. To the extent that our valuation of capitalized non-cash assets is more or less than our current estimated values, our subsequent results of operations will include a higher or lower charge for amortization expense, and our balance sheet would reflect a different value of those assets.

In accordance with applicable financial accounting rules, the total purchase consideration paid by us for the assets contributed by BioTime and Geron will be allocated to the net tangible and identifiable intangible assets acquired, and liabilities assumed, based on the expected estimated fair values of those assets on the date we acquired those assets. We will assess the value of the acquired assets based upon a complete review of those assets and our valuation will take into account factors such as the condition of the cells, cell lines and other biological materials being contributed to us, the stage of development of particular technology and product candidates related to patents, patent applications, and know-how, our intended use of intangible assets and the priority we assign to the development of product candidates to which those assets relate, and our assessment of the estimated useful lives of patents. To the extent these assets represent in-process research and development without alternative future use, we will recognize them as research and development expense in our statement of operations. We may also obtain independent, third party valuations of the OrthoCyte and Cell Cure Neurosciences stock that we receive from BioTime in the Asset Contribution. The fair value of the BioTime common shares we received will be determined based on the market value of BioTime common shares reported on the NYSE MKT on the date we acquired those shares. There is a risk that our valuation of assets may differ from the estimated values reflected in our most recently filed Form 10-Q, and the difference could be substantial. To the extent that our valuation of capitalized non-cash assets is less than our current estimated values, our balance sheet would reflect a lower value of those assets and our subsequent results of operations will include a lower charge for amortization expense. To the extent that our valuation of capitalized non-cash assets is higher than our current estimated values, our balance sheet would reflect a higher value of those assets and our subsequent results of operations will include a greater charge for amortization expense, and any future impairment of assets might result in a greater expense charge in our future results of operations, depending on the amount by which the carrying amount of the impaired asset exceeds the estimated fair value of the asset. Any such changes could adversely impact the value of our Series A Shares and could make it more difficult for us to raise additional financing for our operations.

Any products that receive regulatory approval may be difficult and expensive to manufacture on a commercial scale.

•	hES derived therapeutic cells have only been produced on a small scale and not in quantities and at levels of purity and viability that will be needed for wide scale commercialization. If we are successful in developing products that consist of hES cells or other cells or products derived from hES or other cells, we will need to develop, alone or in collaboration with one or more pharmaceutical companies or contract manufacturers, technology for the commercial production of those products.

•	Our hES cell or other cell based products are likely to be more expensive to manufacture on a commercial scale than most other drugs on the market today. The high cost of manufacturing a product will require that we charge our customers a high price for the product in order to cover our costs and earn a profit. If the price of our products is too high, hospitals and physicians may be reluctant to purchase our products, especially if lower priced alternative products are available, and we may not be able to sell our products in sufficient volumes to recover our costs of development and manufacture or to earn a profit.

We do not have our own marketing, distribution, and sales resources for the commercialization of any products that we might successfully develop.

•	If we are successful in developing marketable products, we will need to build our own marketing, distribution, and sales capability for our products, which would require the investment of significant financial and management resources, or we will need to find collaborative marketing partners, independent sales representatives, or wholesale distributors for the commercial sale of our products.

•	If we market products through arrangements with third parties, we may pay sales commissions to sales representatives or we may sell or consign products to distributors at wholesale prices. As a result, our gross profit from product sales may be lower than it would be if we were to sell our products directly to end users at retail prices through our own sales force.

•	There can be no assurance that we will able to negotiate distribution or sales agreements with third parties on favorable terms to justify our investment in our products or achieve sufficient revenues to support our operations.

We do not have the ability to independently conduct clinical trials required to obtain regulatory approvals for our therapeutic product candidates.

We will need to rely on third parties, such as contract research organizations, data management companies, contract clinical research associates, medical institutions, clinical investigators and contract laboratories to conduct any clinical trials that we may undertake for our products. We may also rely on third parties to assist with our preclinical development of therapeutic product candidates. If we outsource clinical trials we may be unable to directly control the timing, conduct and expense of our clinical trials. If we enlist third parties to conduct clinical trials and they fail to successfully carry out their contractual duties or regulatory obligations or fail to meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our therapeutic product candidates.

We have assumed certain obligations and potential liabilities with regard to clinical trials conducted by Geron, and we do not yet know the scope of any resulting expense.

We have assumed Geron’s obligations to obtain information and prepare reports about the health of patients who participated in clinical trials of Geron’s GRNOPC1 cell replacement therapy for spinal cord damage and its GRNVAC1 immunological therapy for certain cancers. We have also assumed any liabilities to those patients that might arise as result of any injuries they may have incurred as a result of their participation in the clinical trials. We are not aware of any claims by patients alleging injuries suffered as a result of the Geron clinical trials, but if any claims are made and if liability can be established, the amount of any liability that we may incur, depending upon the nature and extent of any provable injuries incurred, could exceed any insurance coverage we may obtain and the amount of the liability could be material to our financial condition.

Our business could be adversely affected if we lose the services of the key personnel upon whom we depend.

Our stem cell research program will be directed primarily by our President and Chief Executive Officer Pedro Lichtinger and by our President of Research and Development, Dr. Jane S. Lebkowski. The loss of the services of Mr. Lichtinger or Dr. Lebkowski could have a material adverse effect on us.

Our business and operations could suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruption of our operations. For example, the loss of data for our product candidates could result in delays in our regulatory filings and development efforts and significantly increase our costs. To the extent that any disruption or security breach was to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

Failure of our internal control over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the U.S. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. Our growth and entry into new products, technologies and markets will place significant additional pressure on our system of internal control over financial reporting. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

We partially rely in part on financial systems maintained by BioTime and upon services provided by BioTime personnel. BioTime allocates certain expenses among itself, us, and BioTime’s other subsidiaries, which creates a risk that the allocations may not accurately reflect the benefit of an expenditure or use of financial or other resources by us, BioTime as our parent company, and the BioTime subsidiaries among which the allocations are made.

Risks Related to Our Industry

We will face certain risks arising from regulatory, legal, and economic factors that affect our business and the business of other pharmaceutical and biological product development companies. Because we are a small company with limited revenues and limited capital resources, we may be less able to bear the financial impact of these risks than larger companies that have substantial income and available capital.

If we do not receive FDA and other regulatory approvals we will not be permitted to sell our products.

The cell-based products that we are developing cannot be sold until the FDA and corresponding foreign regulatory authorities approve the products for medical use. To date, long-term safety and efficacy has not been demonstrated in clinical trials for any of our therapeutic product candidates. The need to obtain regulatory approval to market a new product means that:

•	we will have to conduct expensive and time consuming clinical trials of new products. The full cost of conducting and completing clinical trials necessary to obtain FDA and foreign regulatory approval of a new product cannot be presently determined, but could exceed our current financial resources;

•	clinical trials and the regulatory approval process for a cell-based product can take several years to complete. As a result, we will incur the expense and delay inherent in seeking FDA and foreign regulatory approval of new products, even if the results of clinical trials are favorable;

•	data obtained from preclinical and clinical studies is susceptible to varying interpretations that could delay, limit, or prevent regulatory agency approvals. Delays in the regulatory approval process or rejections of an application for approval of a new drug or cell-based product may be encountered as a result of changes in regulatory agency policy;

•	because the therapeutic products we plan to develop with hES and iPS technology involve the application of new technologies and approaches to medicine, the FDA or foreign regulatory agencies may subject those products to additional or more stringent review than drugs or biologics derived from other technologies. No therapeutic product based on hES or iPS technology has been approved by the FDA to date;

•	a product that is approved may be subject to restrictions on use;

•	the FDA can limit or withdraw approval of a product if problems arise; and

•	we will face similar regulatory issues in foreign countries.

Clinical trial failures can occur at any stage of the testing and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of our current or future therapeutic product candidates.

All of our product candidates are either at early stages of clinical development or at the preclinical or research stages of development. Clinical trial failures or delays can occur at any stage of the trials, and may be directly or indirectly caused by a variety of factors, including but not limited to:

•	delays in securing clinical investigators or trial sites for our clinical trials;

•	delays in obtaining Institutional Review Board (“IRB”) and other regulatory approvals to commence a clinical trial;

•	slower than anticipated rates of patient recruitment and enrollment, or failing to reach the targeted number of patients due to competition for patients from other trials;

•	limited or no availability of coverage, reimbursement and adequate payment from health maintenance organizations and other third party payors for the use of agents used in our clinical trials;

•	negative or inconclusive results from clinical trials;

•	unforeseen side effects interrupting, delaying, or halting clinical trials of our therapeutic product candidates, and possibly resulting in the FDA or other regulatory authorities denying approval of our therapeutic product candidates;

•	unforeseen safety issues;

•	uncertain dosing issues;

•	approval and introduction of new therapies or changes in standards of practice or regulatory guidance that render our clinical trial endpoints or the targeting of our proposed indications obsolete;

•	inability to monitor patients adequately during or after treatment or problems with investigator or patient compliance with the trial protocols;

•	inability to replicate in large controlled studies safety and efficacy data obtained from a limited number of patients in uncontrolled trials;

•	inability or unwillingness of medical investigators to follow our clinical protocols; and

•	unavailability of clinical trial supplies.

Government imposed bans or restrictions, and religious, moral and ethical concerns on the use of hES cells could prevent us from developing and successfully marketing stem cell products.

•	Government imposed bans or restrictions on the use of embryos or hES cells research and development in the United States and abroad could generally constrain stem cell research, thereby limiting the market and demand for any of our products that receive regulatory approval. In March 2009, President Obama lifted certain restrictions on federal funding of research involving the use of hES cells, and in accordance with President Obama’s executive order, the National Institutes of Health has adopted new guidelines for determining the eligibility of hES cell lines for use in federally funded research. The central focus of the proposed guidelines is to assure that hES cells used in federally funded research were derived from human embryos that were created for reproductive purposes, were no longer needed for this purpose, and were voluntarily donated for research purposes with the informed written consent of the donors. hES cells that were derived from embryos created for research purposes rather than reproductive purposes, and other hES cells that were not derived in compliance with the guidelines, are not eligible for use in federally funded research.

•	California law requires that stem cell research be conducted under the oversight of a stem cell research oversight (SCRO) committee. Many kinds of stem cell research, including the derivation of new hES cell lines, may only be conducted in California with the prior written approval of the SCRO. A SCRO could prohibit or impose restrictions on the research we plan to do.

•	The use of hES cells gives rise to religious, moral and ethical issues regarding the appropriate means of obtaining the cells and the appropriate use and disposal of the cells. These considerations could lead to more restrictive government regulations or could generally constrain stem cell research thereby limiting the market and demand for any of our products that receive regulatory approval.

If we are unable to obtain and enforce patents and to protect our trade secrets, others could use our technology to compete with us, which could limit opportunities for us to generate revenues by licensing our technology and selling products.

•	Our success will depend in part on our ability to obtain and enforce patents and maintain trade secrets in the United States and in other countries. If we are unsuccessful in obtaining and enforcing patents, our competitors could use our technology and create products that compete with our products, without paying license fees or royalties to us.

•	The preparation, filing, and prosecution of patent applications can be costly and time consuming. Our limited financial resources may not permit us to pursue patent protection of all of our technology and products throughout the world.

•	Even if we are able to obtain issued patents covering our technology or products, we may have to incur substantial legal fees and other expenses to enforce our patent rights in order to protect our technology and products from infringing uses. We may not have the financial resources to finance the litigation required to preserve our patent and trade secret rights.

There is no certainty that our pending or future patent applications will result in the issuance of patents.

•	We have acquired patent applications for technology that Geron developed, and we obtained licenses for a number of patent applications covering technology developed by others that we believe will be useful in producing new products, and which we believe may be of commercial interest to other companies that may be willing to sublicense the technology for fees or royalty payments. We may also file new patent applications in the future seeking patent protection for new technology or products that we develop ourselves or jointly with others. However, there is no assurance that any of the patent applications that we acquired or any licensed patent applications or any future patent applications that we may file in the United States or abroad will result in the issuance of patents.

•	In Europe, the European Patent Convention prohibits the granting of European patents for inventions that concern "uses of human embryos for industrial or commercial purposes." The European Patent Office is presently interpreting this prohibition broadly, and is applying it to reject patent claims that pertain to human embryonic stem cells. However, this broad interpretation is being challenged through the European Patent Office appeals system. As a result, we do not yet know whether or to what extent we will be able to obtain patent protection for our human embryonic stem cell technologies in Europe.

The patent protection for our product candidates or products may expire before we are able to maximize their commercial value, which may subject us to increased competition and reduce or eliminate our opportunity to generate product revenue.

The patents for our product candidates have varying expiration dates. When these patents expire, we may be subject to increased competition and our opportunity to establish or maintain product revenue could be substantially reduced or eliminated. As a result, we may not be able to recover our development costs. In some of the larger economic territories, such as the United States and Europe, patent term extension/restoration may be available to compensate for time taken during aspects of the product candidate's regulatory review. We cannot, however, be certain that an extension will be granted or, if granted, what the applicable time period or the scope of patent protection afforded during any extended period will be. In addition, even though some regulatory agencies may provide some other exclusivity for a product candidate under its own laws and regulations, we may not be able to qualify the product candidate or obtain the exclusive time period.

The process of applying for and obtaining patents can be expensive and slow.

•	The preparation and filing of patent applications, and the maintenance of patents that are issued, may require substantial time and money.

•	A patent interference proceeding may be instituted with the U.S. Patent and Trademark Office (the “PTO”) when more than one person files a patent application covering the same technology, or if someone wishes to challenge the validity of an issued patent. At the completion of the interference proceeding, the PTO will determine which competing applicant is entitled to the patent, or whether an issued patent is valid. Patent interference proceedings are complex, highly contested legal proceedings, and the PTO’s decision is subject to appeal. This means that if an interference proceeding arises with respect to any of our patent applications, we may experience significant expenses and delay in obtaining a patent, and if the outcome of the proceeding is unfavorable to us, the patent could be issued to a competitor rather than to us.

•	A derivation proceeding may be instituted by the PTO or an inventor alleging that a patent or application was derived from the work of another inventor.

•	Post Grant Review under the new America Invents Act will make available opposition-like proceedings in the United States. As with the PTO interference proceedings, Post Grant Review proceedings will be very expensive to contest and can result in significant delays in obtaining patent protection or can result in a denial of a patent application.

•	Oppositions to the issuance of patents may be filed under European patent law and the patent laws of certain other countries. As with the PTO interference proceedings, these foreign proceedings can be very expensive to contest and can result in significant delays in obtaining a patent or can result in a denial of a patent application.

We may be subject to patent infringement claims that could be costly to defend, which may limit our ability to use disputed technologies, and which could prevent us from pursuing research and development or commercialization of some of our products, require us to pay licensing fees to have freedom to operate and/or result in monetary damages or other liability for us.

The success of our business will depend significantly on our ability to operate without infringing patents and other proprietary rights of others. If the technology that we use infringes a patent held by others, we could be sued for monetary damages by the patent holder or its licensee, or we could be prevented from continuing research, development, and commercialization of products that rely on that technology, unless we are able to obtain a license to use the patent. The cost and availability of a license to a patent cannot be predicted, and the likelihood of obtaining a license at an acceptable cost would be lower if the patent holder or any of its licensees is using the patent to develop or market a product with which our product would compete. If we could not obtain a necessary license, we would need to develop or obtain rights to alternative technologies, which could prove costly and could cause delays in product development, or we could be forced to discontinue the development or marketing of any products that were developed using the technology covered by the patent.

Our patents may not protect any of our products from competition.

We have acquired patents and patent applications filed in the United States, Canada, the European Union countries, and in other foreign countries for a variety of hES and iPS technologies.

•	We might not be able to obtain any additional patents, and any patents that we do obtain might not be comprehensive enough to provide us with meaningful patent protection.

•	There will always be a risk that our competitors might be able to successfully challenge the validity or enforceability of any patent issued to us.

•	In addition to interference proceedings, the PTO can reexamine issued patents at the request of a third party seeking to have the patent invalidated. This means that patents owned or licensed by us may be subject to reexamination and may be lost if the outcome of the reexamination is unfavorable to us. Our patents may be subject to inter partes review (replacing the reexamination proceeding), a proceeding in which a third party can challenge the validity of one of our patents.

If we fail to meet our obligations under license agreements, we may lose our rights to key technologies on which our business depends.

Our business will depend in part on several technologies that are based in part on technology licensed from third parties, including the University of Colorado, the University of California, and the Wisconsin Alumni Research Foundation. Those third-party license agreements impose obligations on us, including payment obligations and obligations to pursue development of commercial products under the licensed patents or technology. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation our ability to carry out the development and commercialization of potential products, and our ability to raise capital, could be significantly and negatively affected. If our license rights were restricted or ultimately lost, we would not be able to continue to use the licensed technology in our business.

The price and sale of any of our products that receive regulatory approval may be limited by health insurance coverage and government regulation.

Success in selling any of our products that receive regulatory approval may depend in part on the extent to which health insurance companies, HMOs, and government health administration authorities such as Medicare and Medicaid will pay for the cost of the products and related treatment. Until we actually introduce a new product into the medical market place we will not know with certainty whether adequate health insurance, HMO, and government coverage will be available to permit the product to be sold at a price high enough for us to generate a profit. In some foreign countries, pricing or profitability of health care products is subject to government control which may result in low prices for our products. In the United States, there have been a number of federal and state proposals to implement similar government controls, and new proposals are likely to be made in the future.

Risks Related to Our Relationship With BioTime

We are a subsidiary of BioTime, and accordingly our business is substantially controlled by BioTime.

BioTime owns approximately 70.6% of our issued and outstanding Series A Shares as a whole, and also holds warrants that, if exercised, would increase its ownership by approximately 2.6%. Because BioTime owns a majority of the outstanding Series A Shares, it has the voting power to elect our entire Board of Directors. Presently, four of the eight members of our Board of Directors are also directors or officers of BioTime, and another director is an employee of Broadwood Capital, Inc., which is the general partner of Broadwood Partners, L.P., the partnership that is the largest shareholder of BioTime. Some of our directors also serve on the Boards of Directors of one or more of BioTime’s other subsidiaries. The relationship of our directors with BioTime means that we will not have a Board of Directors making business decisions on our behalf independent from BioTime. Even those of our directors who do not serve on the BioTime Board of Directors will be elected to our Board of Directors by BioTime, and they may be removed from our Board by BioTime, as the majority shareholder.

BioTime could cause corporate actions to be taken even if the interests of BioTime conflict with the interests of our other shareholders. This concentration of voting power could have the effect of deterring or preventing a change in control that might be beneficial to our other shareholders.

As the majority shareholder, BioTime will have the voting power to approve or disapprove any matter or corporate transaction presented to our shareholders for approval, including but not limited to:

•	any amendment of our certificate of incorporation or bylaws;

•	any merger or consolidation of us with another company;

•	any recapitalization or reorganization of our capital stock;

•	any sale of assets or purchase of assets; or

•	a corporate dissolution or a plan of liquidation of our business.

We partially rely upon BioTime for certain services and resources.

Although we have our own research facilities, scientific personnel, and some management personnel, we partially rely on BioTime to provide certain management and administrative services, including patent prosecution, certain legal services, accounting, financial management, and controls over financial accounting and reporting. We have entered into a Shared Facilities and Services Agreement (“Shared Facilities Agreement”) with BioTime under which we have agreed to bear costs allocated to us by BioTime for the use of BioTime human resources and for services and materials provided for our benefit by BioTime. We pay BioTime 105% of its costs of providing personnel and services to us, and for any use of its facilities by us, including an allocation of general overhead based on that use. We may also share the services of some research personnel with BioTime.

If BioTime’s human resources and facilities are not sufficient to serve both BioTime’s needs and ours, we will have to hire additional personnel of our own, either on a full-time or part-time basis, as employees or as consultants, and the cost of doing so could be greater than the costs that would be allocated to us by BioTime. Also, any new personnel that we may need to hire may not be as familiar with our business or operations as BioTime’s personnel, which means that we would incur the expense and inefficiencies related to training new employees or consultants.

Conflicts of interest may arise from our relationship with BioTime.

Our relationship with BioTime could give rise to certain conflicts of interest that could have an impact on our research and development programs, business opportunities, and operations generally.

•	We and BioTime or any of its other subsidiaries may determine to engage in research and development of the same or similar products or technologies, or products that would otherwise compete in the market place. Even if we utilize different technologies than BioTime or its other subsidiaries, we could find ourselves in competition with them for research scientists, financing and other resources, licensing, manufacturing, and distribution arrangements, and for customers if we and BioTime or another BioTime subsidiary both bring products to market.

•	Because we are a subsidiary of BioTime, BioTime could prevent us from engaging in research and development programs, investments, business ventures, or agreements to develop, license, or acquire products or technologies that would or might compete with those owned, licensed, or under development by BioTime or any of its other subsidiaries.

•	BioTime may determine that some of our patents or technology would be useful in its business or that of another BioTime subsidiary, and BioTime or another BioTime subsidiary may hold patents or technology that we may determine would be useful in our business. In such cases we may enter into license or sublicense agreements with BioTime or another BioTime subsidiary for the use of such patents or technology. Conflicts of interest will arise in determining the scope and financial terms of any such licenses or sublicenses, including the fields of use permitted, licensing fees, and royalties, if any, and other matters.

•	BioTime and its other subsidiaries will engage for their own accounts in research and product development programs, investments, and business ventures, and we will not be entitled to participate or to receive an interest in those programs, investments, or business ventures. BioTime and its other subsidiaries will not be obligated to present any particular research and development, investment, or business opportunity to us, even if the opportunity would be within the scope of our research and development plans or programs, business objectives, or investment policies. These opportunities may include, for example, opportunities to acquire businesses or assets, including but not limited to patents and other intellectual property that could be used by us or by BioTime or by any of BioTime’s other subsidiaries. Each company's respective boards of directors will have to determine which company should pursue those opportunities, taking into account relevant facts and circumstances at the time, such as the financial and other resources of the companies available to acquire and utilize the opportunity, and the best “fit” between the opportunity and the business and research and development programs of the companies. However, since BioTime will have the ultimate power to elect the members of our Board of Directors, BioTime may have the ultimate say in decision making with respect to the allocation of opportunities.

•	If we enter into any patent or technology license or sublicense, or any other agreement with BioTime or with another BioTime subsidiary, the BioTime companies that are parties to the agreement may have a conflict of interest in determining how and when they should enforce their rights under the agreement if the other BioTime company that is a party were to default or otherwise fail to perform any of its obligations under the agreement.

•	One of our significant assets is 3,852,880 BioTime common shares that we acquired from BioTime in the Asset Contribution. We sell the BioTime common shares from time to time to raise capital to finance our operations. Because a sale of those shares could have a depressing effect on the market value of BioTime common shares, BioTime will have a continuing interest in the number of shares we sell, the prices at which we sell the shares, and time and manner in which the shares are sold. Further, we may need or find it desirable to sell BioTime common shares at the same time as BioTime, or other BioTime subsidiaries that hold BioTime common shares, also desire to sell some of their BioTime common shares. Concurrent sales of BioTime common shares by us, BioTime, or other BioTime subsidiaries could have a depressing effect on the market price of the BioTime common shares, lowering the price at which we and they are able to sell BioTime common shares and resulting in lower net proceeds from the sales. We plan to coordinate any future sales of our BioTime common shares with BioTime and its other subsidiaries in order to provide an orderly and controlled process for raising capital through the sale of BioTime shares. This will include an agreement as to the number of shares to be sold, the time period or “market window” for selling shares, the use of a common securities broker-dealer, and a fair allocation of net sales based on average sales prices during any trading day on which we and they sell BioTime shares.

•	Each conflict of interest will be resolved by each company's respective boards of directors in keeping with their fiduciary duties and such policies as they may implement from time to time. However, the terms and conditions of patent and technology licenses and other agreements between us and BioTime or other BioTime subsidiaries will not be negotiated on an arm’s-length basis due to BioTime’s ownership of a controlling interest in us and due to the commonality of directors serving on each company's respective boards of directors.

Risks Related to Our Dependence on Third Parties

If we fail to enter into and maintain successful strategic alliances for our therapeutic product candidates, we may have to reduce or delay our product development or increase our expenditures.

An important element of our strategy for developing, manufacturing and commercializing our therapeutic product candidates will be entering into strategic alliances with pharmaceutical companies or other industry participants to advance our programs and enable us to maintain our financial and operational capacity. We will face significant competition in seeking appropriate alliances. We may not be able to negotiate alliances on acceptable terms, if at all. If we fail to create and maintain suitable alliances, we may have to limit the size or scope of, or delay, one or more of our product development or research programs, or we will have to increase our expenditures and will need to obtain additional funding, which may be unavailable or available only on unfavorable terms.

If we are able to enter into product development and marketing arrangements with pharmaceutical companies, we may license product development, manufacturing, and marketing rights to the pharmaceutical company or to a joint venture company formed with the pharmaceutical company. Under such arrangements we might receive only a royalty on sales of the products developed or an equity interest in a joint venture company that develops the product. As a result, our revenues from the sale of those products may be substantially less than the amount of revenues and gross profits that we might receive if we were to develop, manufacture, and market the products ourselves.

We may become dependent on possible future collaborations to develop and commercialize many of our product candidates and to provide the manufacturing, regulatory compliance, sales, marketing and distribution capabilities required for the success of our business.

We may enter into various kinds of collaborative research and development, manufacturing, and product marketing agreements to develop and commercialize our products. Any future milestone payments and cost reimbursements from collaboration agreements could provide an important source of financing for our research and development programs, thereby facilitating the application of our technology to the development and commercialization of our products, but there are risks associated with entering into collaboration arrangements.

There is a risk that we could become dependent upon one or more collaborative arrangements for product development or manufacturing or as a source of revenues from the sale of any products that may be developed by us alone or through one of the collaborative arrangements. A collaborative arrangement upon which we might depend might be terminated by our collaboration partner or they might determine not to actively pursue the development or commercialization of our products. A collaboration partner also may not be precluded from independently pursuing competing products and drug delivery approaches or technologies.

There is a risk that a collaboration partner might fail to perform its obligations under the collaborative arrangements or may be slow in performing its obligations. In addition, a collaboration partner may experience financial difficulties at any time that could prevent it from having available funds to contribute to the collaboration. If a collaboration partner fails to conduct its product development, manufacturing, commercialization, regulatory compliance, sales and marketing or distribution activities successfully and in a timely manner, or if it terminates or materially modifies its agreements with us, the development and commercialization of one or more product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue product development, manufacturing, and commercialization on our own.

We have no experience in manufacturing, marketing, selling or distributing products, and we may need to rely on marketing partners or contract sales companies if any of our product candidates receive regulatory approval.

Even if we are able to develop our products and obtain necessary regulatory approvals, we have no experience or capabilities of our own in manufacturing, marketing, selling or distributing any of the products that we plan to develop. Accordingly, we will be dependent on our ability to build our own manufacturing, marketing, and distribution capability for our products, which would require the investment of significant financial and management resources, or we will need to find third parties to manufacture our products, and collaborative marketing partners or contract sales companies for commercial sale of those products. Even if we find one or more potential third party manufacturers and marketing partners, of which there can be no assurance, we may not be able to negotiate manufacturing, licensing, or marketing contracts on favorable terms to justify our investment or achieve adequate revenues and margins.

Risks Related to Ownership of Our Securities

Because we are engaged in the development of stem cell therapeutic products, the market price of our securities may be adversely affected by market volatility.

The market price of our securities, like that of the shares of many other development stage pharmaceutical or biotechnology companies, has been and is likely to be volatile. In addition to general economic, political and market conditions, the price and trading volume of our stock could fluctuate widely in response to many factors, including:

•	sales or potential sales of substantial amounts of our securities;

•	results of preclinical testing or clinical trials of our product candidates or those of our competitors;

•	announcements about us or about our competitors, including clinical trial results, regulatory approvals, new product introductions and commercial results;

•	the cost of our development programs;

•	the success of competitive products or technologies;

•	litigation and other developments relating to our issued patents or patent applications or other proprietary rights or those of our competitors;

•	conditions in the pharmaceutical or biotechnology industries;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us, including the failure of our earnings to meet analysts’ expectations; and

•	general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have been experiencing extreme price and volume fluctuations which have affected the market price of the equity securities without regard to the operating performance of the issuing companies. Broad market fluctuations, as well as industry factors and general economic and political conditions, may adversely affect the market price of our securities.

The recently enacted JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the Commission, which could undermine investor confidence in our company and adversely affect the market price of our securities.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenues are less than $1.0 billion will, in general, qualify as an emerging growth company until the earliest of:

•	the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;

•	the last day of its fiscal year in which it has annual gross revenue of $1.0 billion or more;

•	the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

•	the date on which it is deemed to be a “large accelerated filer,” which will occur at such time as we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Securities Exchange Act of 1934 for a period of at least 12 months, and (c) have filed at least one annual report pursuant to the Securities Exchange Act of 1934.

Under this definition, we are an emerging growth company and could remain an emerging growth company until as late as December 31, 2019.

The JOBS Act provides that, so long as we qualify as an emerging growth company, we will, among other things:

•	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•	be exempt from the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of our chief executive officer;

•	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

•	be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently take advantage of the reduced regulatory and reporting requirements that are available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an emerging growth company, we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the Commission, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our securities may be materially and adversely affected.

If securities analysts do not publish research or reports about our business or if they downgrade our stock, the price of our securities could decline.

The current trading market for our Series A Shares rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover us, the lack of research coverage may adversely affect the market price of our Series A shares. Furthermore, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline.

We do not currently intend to pay dividends on any of our classes of securities and, consequently, your ability to achieve a return on your investment will depend on the appreciation in the price of our securities.

We have never declared or paid any cash dividends on any class of our securities. We currently intend to retain any future earnings to fund our future growth and do not expect to declare or pay any dividend on any class of our securities in the foreseeable future. As a result, you may only realize a gain on your investment in our securities if the market price of our securities appreciates and you sell your securities at a price above your cost after accounting for any taxes. The price of our securities may not appreciate in value or ever exceed the price that you paid for our securities.

USE OF PROCEEDS

We will retain broad discretion over the use of net proceeds to us from the sale of our securities offered hereby. Except as may be otherwise described in a prospectus supplement, we currently anticipate using any net proceeds to us for general corporate purposes. The amounts and timing of our actual expenditures may vary significantly depending upon numerous factors.

Pending the application of such proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

DESCRIPTION OF CAPITAL STOCK

General

Our Amended and Restated Certificate of Incorporation currently authorizes us to issue an aggregate of 155,000,000 shares of capital stock, of which (i) 150,000,000 are shares of common stock (the "Common Stock") comprised of 75,000,000 shares of Series A Common Stock, par value $0.0001 per share, and 75,000,000 shares of Series B Common Stock, par value $0.0001 per share (the "Series B Shares"), and (ii) 5,000,000 are shares of “blank check” preferred stock, par value $0.0001 per share.

As of December 1, 2014, we had 30,902,152 Series A Shares issued and outstanding and an additional 11,575,000 Series A Shares issuable upon exercise of outstanding options and warrants. No Series B Shares or shares of Preferred Stock are issued and outstanding.

Preferred Stock

Our Certificate of Incorporation currently authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"). We may issue Preferred Stock in one or more series, at any time, with such powers, preferences, and rights, and qualifications, limitations and restrictions as our Board of Directors may determine, all without further action of our shareholders. Our Board of Directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. Any series of Preferred Stock which may be authorized by the Board of Directors in the future may be senior to and have greater rights and preferences than the Common Stock. There are no shares of Preferred Stock presently outstanding and we have no present plan, arrangement or commitment to issue any Preferred Stock.

Common Stock

Rights and Preferences

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Voting Rights

Each holder of record of Series A Shares or Series B Shares is entitled to one vote for each outstanding Series A Share or Series B Share owned on every matter properly submitted to the shareholders for their vote. The Series A Shares and Series B Shares will vote together as a single class, without distinction as to series on all matters except as may otherwise be required by Delaware law.

Subject to any voting rights that might be afforded to holders of any Preferred Stock that might be outstanding, matters submitted to our shareholders for a vote will generally require for approval the affirmative vote of a majority of the shares of stock entitled to vote on the matter, without distinction as to class or series, present and voting at a meeting of shareholders at which a quorum is present, unless Delaware law requires a different vote. Delaware law requires the following vote for approval of the following matters:

•	A merger or consolidation for which a vote of our shareholders is required, or a sale of all or substantially all of our assets, or a corporate dissolution, will require the affirmative vote of a majority of the outstanding shares of stock entitled to vote on the matter, without distinction as to class or series.

•	An amendment of our certificate of incorporation will require the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment, and a majority of the outstanding stock of each class entitled to vote on the amendment as a class. Under Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote on the amendment by our certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter or change the powers, preferences, or special rights of the shares of the class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of the vote required to approve the amendment.

•	Directors may be elected by a plurality of the shares of stock entitled to vote, voted at a meeting at which a quorum is present.

•	Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders. Any action required or that may be taken at any annual or special meeting of our shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted.

Dividend Rights

Subject to the dividend rights of holders of any shares of the Preferred Stock that may be issued from time to time, holders of our Common Stock are entitled to any dividend declared by the Board of Directors out of funds legally available for that purpose. We have not paid any cash dividends on either the Series A Shares or Series B Shares, and it is unlikely that any cash dividends will be declared or paid on any series of our Common Stock in the foreseeable future. Instead, we plan to retain our cash for use in financing our future operations and growth. We may declare and pay dividends or other distributions on Series A Shares without paying a corresponding dividend or distribution on the Series B Shares.

Liquidation Rights

Subject to the prior payment of the liquidation preference to holders of any shares of Preferred Stock that may be issued, holders of Common Stock are entitled to receive on a pro rata basis, without a distinction between Series A Shares and Series B Shares, all of our remaining assets available for distribution to the holders of Common Stock in the event of the liquidation, dissolution, or winding up of our operations.

Preemptive Rights

Holders of Common Stock, regardless of series, do not have any preemptive rights to become subscribers or purchasers of additional shares of any series of our Common Stock or of any other class or series of our capital stock.

Warrants

As of December 1, 2014, 8,500,000 Series A Shares were issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $3.44.

General

Pursuant to this prospectus, we may issue, in one or more series, warrants to purchase preferred stock or Series A Shares. The warrants may be issued independently or together with any securities and may be attached to or separate from the securities. If the warrants are issued pursuant to warrant agreements, we will so specify in the prospectus supplement relating to the warrants being offered pursuant to the prospectus supplement. While the following the terms described below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement for a particular series of warrants may specify different or additional terms than those specified below.

The applicable prospectus supplement will describe the following terms of equity warrants offered:

•	the title of the equity warrants;
•	the securities (i.e., preferred stock or Series A Shares) for which the equity warrants are exercisable;
•	the price or prices at which the equity warrants will be issued;
•	if applicable, the designation and terms of the preferred stock or Series A Shares with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or Series A Shares; and
•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of equity warrants.

Holders of warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

The exercise price payable and the number of Series A Shares or preferred stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Series A Shares or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of Series A Shares or preferred stock. In lieu of adjusting the number of shares of Series A Shares or preferred stock purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. No adjustments in the number of shares purchasable upon exercise of the warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of Series A Shares or preferred stock into which the warrant was exercisable immediately prior to the transaction.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such principal amount of securities or shares of stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Upon receipt of payment and the taking of other action specified in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Warrants Issued on October 1, 2013

On October 1, 2013, we issued warrants to purchase 3,500,000 Series B Shares. All of these warrants have identical terms and entitle the holder to purchase one Series B Share at a price of $5.00 per share. These warrants are now exercisable for shares of Series A Shares as the outstanding Series B Shares were converted into Series A Shares on October 3, 2014.

Expiration Date of Warrants

The warrants will expire at 5:00 p.m. New York time on the three-year anniversary of the date on which the warrants are issued, and the warrants may not be exercised after that date.

Adjustment of the Number of Shares and Exercise Price

The number of Series A shares issuable upon the exercise of the warrants, and exercise price per share, will be proportionally adjusted in the event of a stock split, stock dividend, combination, reclassification of our securities or similar recapitalization of the Series A Shares.

The number of shares issuable upon the exercise of the warrants, and exercise price per share will also be adjusted if we issue rights, options or warrants to all holders of our Series A Shares, without any charge to those holders, entitling them to subscribe for or purchase Series A Shares at a price per share which is lower at the record date than the then current market price per Series A Share. In that case, the number of Series A Shares thereafter purchasable upon the exercise of each warrant will be determined by multiplying the number of shares otherwise issuable upon exercise of each warrant by a fraction, of which the numerator will be the number of Series A Shares outstanding on the date of issuance of such rights, options or warrants plus the number of additional Series A Shares offered for subscription or purchase in connection with the rights, options or warrants issued without charge, and of which the denominator will be the number of Series A Shares outstanding on the date of issuance of those rights, options or warrants plus the number of shares which the aggregate exercise price for the total number of Series A Shares issuable upon exercise of those rights, options or warrants would purchase at the current market price per Series A Share at the record date.

If we distribute to all holders of our Series A Shares (including any distribution made in connection with a merger in which we are the surviving corporation) evidences of our indebtedness or assets (excluding cash, dividends or distributions payable out of consolidated earnings or earned surplus and dividends or stock dividends) or rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase Series A Shares (excluding those referred to in above), then in each case the number of Series A Shares purchasable upon the exercise of each warrant shall be determined by multiplying the number of shares theretofore purchasable upon the exercise of each warrant by a fraction, of which the numerator will be the then current market price per Series A Share on the date of such distribution, and of which the denominator will be the then current market price per Series A Share, less the then fair value (as reasonably determined by our Board of Directors) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible or exchangeable securities applicable to one Series A Share.

Whenever the number of shares purchasable upon the exercise of each warrant is adjusted, the price payable upon exercise of each warrant shall be adjusted by multiplying the exercise price immediately prior to the adjustment by a fraction, of which the numerator will be the number of shares purchasable upon the exercise of each warrant immediately prior to the adjustment, and of which the denominator will be the number of shares purchasable immediately thereafter.

Upon the expiration of any rights, options, warrants or conversion or exchange privileges that result in an adjustment of the number of shares issuable upon the exercise of the warrants and the exercise price, the number of shares purchasable upon the exercise of each warrant and the exercise price of the warrants shall be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (A) the only Series A Shares, if any, so issued were the Series A Shares actually issued or sold upon the exercise of the rights, options, warrants or conversion or exchange rights, and (B) those Series A Shares that were issued or sold for the consideration actually received by us upon such exercise plus the aggregate consideration, if any, actually received by us for the issuance, sale or grant of all of those rights, options, warrants or conversion or exchange rights whether or not exercised.

Preservation of Purchase Rights Upon Merger, Consolidation, and Certain Other Transactions

The Warrant Agreement governing the warrants provides that if we consolidate with or merge into another corporation, or if we sell, transfer or lease to another corporation all or substantially all our assets, we or our successor or the corporation that purchases us or our assets shall execute an agreement providing that each warrant holder shall have the right thereafter, either (i) upon payment of the exercise price of the warrants in effect immediately prior to the transaction, to purchase upon exercise of their warrant the “Sale Consideration,” or (ii) to receive, in cancellation of their warrants (and in lieu of paying the exercise price and exercising their warrants), the Sale Consideration less a portion having a fair market value (as reasonably determined by us) equal to the exercise price; provided, however, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property shall be made during the term of a warrant or upon the exercise of a warrant. The “Sale Consideration” means the kind and amount of shares and other securities and property (including cash) which the warrant holder would have owned or have been entitled to receive after the consolidation, merger, sale, transfer or lease had they exercised their warrants immediately prior to the transaction.

No Rights as Shareholders

The warrants do not confer upon the warrant holders the right to vote or to receive dividends or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors or any other matter, or any rights whatsoever as our shareholders.

The forgoing description of the warrants is only a summary and does purport to be a complete description of all of the terms of the warrants, which are contained in a warrant Agreement. The Warrant Agreement has been filed as an exhibit to Our Registration Statement of which this prospectus is a part. The foregoing summary is qualified in all respects by the terms of the Warrant Agreement which is incorporated herein by reference.

Warrants Issued on June 16, 2014

On June 16, 2014, we issued warrants to purchase 5,000,000 of our Series B Shares to two private investors in connection with the sale of 5,000,000 of our BioTime common shares. The warrants are governed by a Warrant Agreement having substantially the same terms as the warrants we issued on October 1, 2013, described above, except that the warrants issued on June 16, 2014 will expire on at 5:00 p.m. New York time on June 15, 2015 if not exercised by that date, have an exercise price of $2.34 per share, and the warrant holders must give us not less than 61 days notice prior to exercising their warrants. These warrants are now exercisable for shares of Series A Shares as the outstanding Series B Shares were converted into Series A Shares on October 3, 2014.

Delaware Law and Certain Bylaw Provisions

Delaware Statutory Business Combinations Provision

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock. Section 203 could discourage or make it more difficult to effect a change in our management or the acquisition of control by a holder of a substantial amount of our voting stock, even if our stockholders might consider such a change to be in their best interest. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our bylaws provide that if a shareholder or a group of shareholders desires to nominate any person for election to our Board of Directors, or if they desire to bring any other business before a meeting of our shareholders, the shareholder or group must first have given timely notice of the proposal in writing to our Secretary. To be timely, a shareholder’s notice must be delivered or mailed to and received at our principal executive offices not less than 120 days prior to the one (1) year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be delivered, or mailed and received, not later than the ninetieth (90th) day prior to our annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of our annual meeting was first made.

Future Stock Issuances

Except as expressly set forth herein or pursuant to our equity incentive plan and any successor plans, we have no current plans to issue any additional securities.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Series A Shares is American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.

Stock Exchange Listing

Our Series A Shares are listed on the NYSE MKT LLC under the trading symbol “AST.”

PLAN OF DISTRIBUTION

We may sell the securities being offered by us in this prospectus pursuant to underwritten public offerings, negotiated transactions, block trades or any combination of such methods. We may sell the securities to or through underwriters, dealers, agents or directly to one or more purchasers. We and our agents reserve the right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement or post-effective amendment, which we will file each time we effect an offering of any securities, will provide the names of any underwriters, dealers or agents, if any, involved in the sale of such securities, and any applicable fees, commissions, or discounts to which such persons shall be entitled to in connection with such offering.

We and our agents, dealers and underwriters, as applicable, may sell the securities being offered by us in this prospectus from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the applicable prospectus supplement or amendment.

We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent that we designate, who may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell such securities to the public at varying prices to be determined by such agent at the time of resale.

We may engage in at the market offerings of our securities. An at the market offering is an offering of our securities at a fixed price through a market maker. We shall name any underwriter that we engage for an at the market offering in a post-effective amendment to the registration statement containing this prospectus. We shall also describe any additional details of our arrangement with such underwriter, including commissions or fees paid, or discounts offered, by us and whether such underwriter is acting as principal or agent, in the related prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with the underwriters at the time of the sale to them, which agreement shall be filed as an exhibit to the related prospectus supplement. Underwriters may also receive commissions from purchasers of the securities. Underwriters may also use dealers to sell securities. In such an event, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which they may be required to make in respect of such liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we may authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to those contracts and the commissions payable for solicitation of the contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Our Series A Shares are listed on the NYSE MKT LLC under the symbol “AST.” The other securities are not listed on any securities exchange or other stock market and, unless we state otherwise in the applicable prospectus supplement, we do not intend to apply for listing of the other securities on any securities exchange or other stock market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Accordingly, we give you no assurance as to the development or liquidity of any trading market for the securities.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

In order to comply with certain state securities laws, if applicable, the securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of securities must also be made by us in compliance with all other applicable state securities laws and regulations.

We shall pay all expenses of the registration of the securities.

LEGAL MATTERS

If and when the securities being registered hereunder are issued, the validity of such issuance will be passed upon for us by Dentons US LLP, New York, New York.

EXPERTS

On June 30, 2014, KPMG LLP acquired certain assets of ROTHSTEIN-KASS, P.A. (d/b/a Rothstein Kass & Company, P.C.) and certain of its affiliates (“Rothstein Kass”), our independent registered public accounting firm. As a result of this transaction, on June 30, 2014, Rothstein Kass resigned as our independent registered public accounting firm. Rothstein Kass had audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and for the periods from inception (September 24, 2012) to December 31, 2012 and December 31, 2013, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements referenced above are incorporated by reference in reliance on the report of Rothstein Kass, given on their authority as experts in accounting and auditing. On July 7, 2014 our Board of Directors approved the engagement of OUM & Co. LLP (“OUM”) as our new independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the Commission. You may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Many of our Commission filings are also available to the public from the Commission’s website at http://www.sec.gov. We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please send an e-mail to InvestorRelations@asteriasbio.com or contact Investor Relations, at the following address or telephone number: Asterias Biotherapeutics, Inc., 230 Constitution Drive, Menlo Park, California 94025, Attention: Investor Relations; (650) 433-2992. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

We maintain our corporate website at http://www.asteriasbiotherapeutics.com. Our website and the information contained therein or connected thereto is not incorporated into this Registration Statement.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act relating to the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents filed with Commission listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 17, 2014;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed on May 5, 2012, the quarter ended June 30, 2014, filed on August 11, 2014 and the quarter ended September 30, 2014, filed on November 10, 2014;

•	our Current Reports on Form 8-K filed with the Commission on March 27, 2014, April 11, 2014, May 22, 2014, May 28, 2014, May 30, 2014, June 12, 2014, June 17, 2014, July 7, 2014, July 23, 2014, August 21, 2014, August 27, 2014, September 4, 2014, September 11, 2014, September 30, 2014 and October 22, 2014;

•	our Definitive Information Statement filed with the Commission on June 24, 2014, including any amendments or supplements filed for the purpose of updating same; and

•	the description of our Series A Shares contained in our Registration Statement on Form 8-A filed with the Commission on September 26, 2014.

All reports and other documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. This prospectus also incorporates by reference any documents that we file with the Commission after the date that the initial registration statement is filed with the Commission and before the effectiveness of the registration statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by sending an e-mail to InvestorRelations@asteriasbio.com and requesting any one or more of such filings or by contacting Investor Relations, at the following address or telephone number: Asterias Biotherapeutics, Inc., 230 Constitution Drive, Menlo Park, California 94025, Attention: Investor Relations; (650) 433-2992. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

Transferable Warrants to Purchase up to 3,331,483 Shares
of Series A Common Stock
and the Shares Issuable pursuant to such Warrants
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PROSPECTUS SUPPLEMENT
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April 11, 2016